Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WEBHIRE, INC.

KENEXA CORPORATION

KENEXA TECHNOLOGY, INC.

KENEXA ACQUISITION CORP.

AND

GAZAWAY L. CRITTENDEN, AS REPRESENTATIVE

Dated as of December 21, 2005

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-ii-

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SCHEDULES AND EXHIBITS

Schedules

Company Disclosure Schedules

Schedule 3.1	Organization
Schedule 3.2	Subsidiaries
Schedule 3.3	Officers and Directors
Schedule 3.4	Capitalization; Option Holders
Schedule 3.5	Assets; Personal Property
Schedule 3.6	Material Contracts
Schedule 3.7(b)	Real Property Leases
Schedule 3.8	No Conflict or Violation; Required Consents
Schedule 3.10	Tax Matters
Schedule 3.13	Permits
Schedule 3.15	Litigation
Schedule 3.16(a)(ii)	Employment, Severance and Other Agreements
Schedule 3.16(b)(i)	Employee Plans
Schedule 3.16(b)(ii)	Employee Plan Exceptions
Schedule 3.17(a)	Company Intellectual Property
Schedule 3.17(b)	Infringement of Intellectual Property
Schedule 3.17(c)	Contests of Intellectual Property
Schedule 3.17(d)	Intellectual Property License Agreements
Schedule 3.18	Insurance Policies
Schedule 3.20	Liabilities

Other Schedules

Schedule 1.1	CIC Compensation Recipients
Schedule 5.1	Conduct of Business of the Company
Schedule 6.3(c)	Consents and Approvals
Schedule 6.3(e)	Encumbrances

Exhibits

Exhibit A	Form Working Capital Statement
Exhibit B	Example of NOL Adjustment Calculation
Exhibit C	Form of Parent and Kenexa Technology’s Counsel’s Legal Opinion
Exhibit D	Form of Company’s Counsel’s Legal Opinion
Exhibit E	Form of Representative Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 21, 2005, is by and among WEBHIRE, INC., a Delaware corporation (the “Company”), KENEXA CORPORATION, a Pennsylvania corporation (“Parent”), KENEXA TECHNOLOGY, INC., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Kenexa Technology”), KENEXA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Kenexa Technology (“Acquisition Sub”), and Gazaway L. Crittenden, solely as the representative (the “Representative”) of the Equityholders (as defined below).

RECITALS

WHEREAS, Kenexa Technology has formed Acquisition Sub for the purpose of merging it with and into the Company and acquiring the Company as a wholly-owned subsidiary of Kenexa Technology;

WHEREAS, the boards of directors of the Company, Parent, Kenexa Technology (on its own behalf and as the sole shareholder of Acquisition Sub) and Acquisition Sub have each adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in order to induce Parent, Kenexa Technology and Acquisition Sub to enter into this Agreement, concurrently with the execution of this Agreement, the Company has delivered to Parent, Kenexa Technology and Acquisition Sub a copy of the minutes of the meeting of its board of directors, certified by the Company’s secretary, at which the Merger was approved and this Agreement was adopted by the affirmative vote of the requisite number of directors, including, without limitation, the affirmative vote of Steven J. Murray, and it was resolved that the approval of the Merger and adoption of this Agreement be recommended to, and submitted to a vote of, the Stockholders of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used herein, the terms below shall have the following meanings. Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, criminal prosecution, unfair labor practice charge or complaint.

“Affiliate” means, with respect to any Person (as defined below), any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Aggregate Actual Option Exercise Price” means the aggregate of the products of the number of shares of Common Stock underlying each In-The-Money Option with respect to which the Company has received an Option Exercise Agreement duly executed by the Option Holder, together with the payment of the exercise price therefor, prior to the Closing Date, multiplied by the applicable per share exercise price of such In-The-Money Option.

“Aggregate Option Exercise Price” means the aggregate of the products of the number of shares of Common Stock underlying each In-The-Money Option with respect to which the Company has received an Option Cancellation Agreement duly executed by the Option Holder prior to the Closing Date, multiplied by the applicable per share exercise price of such In-The-Money Option.

“Alternative Transaction” means, with respect to the Company and its Subsidiaries, any transaction or series of related transactions involving (i) the sale of all or a majority of the assets of the Company and its Subsidiaries, (ii) the issuance or sale of such number of shares of capital stock of the Company or of any Subsidiary entitling the holder thereof to elect a majority of the members of the board of directors of the Company or such Subsidiary, as applicable, or (iii) a merger, consolidation, recapitalization or similar transaction involving the Company or any Subsidiary.

“Assets” means all of the Company’s and its Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in connection with the Business and owned by the Company or a Subsidiary or in which the Company or a Subsidiary has any interest.

“@viso Agreement” means that certain Agreement dated as of December 29, 2000, between Webhire, Inc. and @viso Limited, under which certain registration rights were granted with respect to shares of Common Stock, which shares are held by Vivendi Universal, and SB Holdings (Europe) Ltd., an affiliate of Softbank Capital Partners.

“Audited Balance Sheet” means the audited, consolidated balance sheet of the Company and its Subsidiaries as of the Audited Balance Sheet Date.

“Audited Balance Sheet Date” means September 30, 2005.

“Business” means the Company’s business, conducted directly and through its Subsidiaries, of providing technology solutions to clients in a range of organizations and industries in order to enable them to manage their recruiting processes, including, attracting, hiring, and retaining employees, and providing related customer service.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the Commonwealth of Pennsylvania.

“Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company dated June 15, 2001 and filed with the Secretary of State of the State of Delaware on June 18, 2001.

“Change In Control Amount” means the aggregate amount due to the CIC Compensation Recipients as a result of the Merger (and, as applicable, the termination of their employment with the Company or any Subsidiary), pursuant to their respective employment or other agreements with the Company or any Subsidiary, copies of which have been delivered to Kenexa Technology, including, without limitation, any severance payments, transition bonuses, and payments in lieu of accrued but unused vacation time.

“CIC Compensation Recipients” means those individuals identified on Schedule 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Options” means any options to acquire Common Stock.

“Company Share Certificate” means any certificate for shares of Common Stock issued and outstanding after the Effective Time of the Merger, other than certificates representing shares of Common Stock held in the Company’s treasury.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Costello Agreement” means that certain Paid-Up Software License dated January 1, 1993, by MicroTrac Systems, Inc. (predecessor to the Company) in favor of Costello & Company, Inc.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable law.

“Default” means (i) any violation, breach or default, (ii) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach or default, or (iii) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination or acceleration.

“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, incentive compensation, deferred compensation, stock ownership, stock option, phantom stock, equity, premium conversion, medical, hospitalization, vision, dental, health, life, disability, severance, vacation, death benefit, or other employee benefit plan, program, arrangement, agreement or policy, whether or not subject to ERISA and whether written or unwritten, which the Company or any ERISA Affiliate sponsors, maintains, contributes to, is obligated to contribute to, is a party to, or is otherwise bound, or with respect to which the Company or any ERISA Affiliate may have any Liability, for the benefit of its current or former employees, directors, officers, consultants, contingent workers, leased employees, or independent contractors (or their dependents, spouses, or beneficiaries).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Enterprise Value” means $34,000,000, as adjusted by the operation of Section 2.13 (the Working Capital adjustment), plus the Aggregate Actual Option Exercise Price.

“Environmental Law” means any and all federal, state and local statutes, laws, common law, regulations, ordinances, rules, judicial and administrative orders, injunctions or decrees relating to occupational safety and health, the effect of the environment or Substances on human health or emissions, discharges or releases of Substances into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the Handling of Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equityholder” means any Stockholder or any Option Holder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member, or (iv) an entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Escrow Agent” means PNC Bank (or such other Person reasonably acceptable to both the Representative and Kenexa Technology), in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Kenexa Technology, the Representative and the Escrow Agent, in a form to be mutually agreed upon by and between Kenexa Technology and the Company, to effectuate the escrow arrangements contemplated by this Agreement.

“Facilities” means all plants, offices, warehouses, administration buildings, and related facilities.

“Financial Statements” means the Year-End Financial Statements and the Interim Financial Statements (each as defined below).

“Funded Indebtedness” means the sum of all amounts (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with prepayment), if any, necessary to repay all Indebtedness other than the Oracle Loan in full on the Closing Date, and to obtain the release of all Encumbrances securing any Indebtedness other than the Oracle Loan.

“GAAP” means accounting principles generally accepted in the United States, consistently applied and maintained throughout the applicable periods.

“General Escrow Account” means the account into which the General Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Article II, Article VIII and in the Escrow Agreement.

“General Escrow Amount” means $5,000,000, together with any dividends, interest, gains and other distributions on such escrowed amounts, as reduced from time to time by the amount of monies distributed therefrom in accordance with Article II, Article VIII and the Escrow Agreement.

“Governmental Authority” means any federal, state, municipal, national, local, foreign or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a jurisdiction outside the United States, or a state, territory or possession thereof, or the District of Columbia, in each case having jurisdiction over the applicable Person.

“Handling” means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling or disposition of any kind of any Substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-The-Money Option” means any Company Option having a per share exercise price less than the Per Share Merger Consideration.

“Indebtedness” means, without duplication, (i) any obligations of the Company or any of its Subsidiaries for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any obligations of the Company or any of its Subsidiaries for or on account of capitalized leases, other than those capitalized leases disclosed in Schedule 3.6, (iv) any obligations of a Person other than the Company or its Subsidiaries secured by an Encumbrance against any of the Company’s or its Subsidiaries’ Assets, (v) all obligations of the Company or any of its Subsidiaries for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of the Company or any of its Subsidiaries under any currency or interest rate swap, hedge or similar protection device, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than the Company or its

Subsidiaries, the payment of which is guaranteed, directly or indirectly, by the Company or any of its Subsidiaries.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) any moral rights and copyrights in any work of authorship recognized by foreign or domestic law or otherwise (including, but not limited to, databases, computer software, source code, object code, schematics, flowcharts, designs and drawings); (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, and know-how; (vi) computer software (including but not limited to source code, executable code, data, databases and documentation); (vii) any invention or discovery (including, but not limited to, processes, machines, manufactures, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not; (viii) any and all mask works; (ix) all other intellectual property rights protectable under any laws or international conventions throughout the world; (x) any improvements to or derivatives from any of the foregoing, and (xi) the right to prosecute, enforce, obtain damages relating to, settle or release any past, present or future infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” means the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means November 30, 2005.

“Interim Financial Statements” means the Interim Balance Sheet and the unaudited, consolidated statements of operations of the Company and its Subsidiaries for the period ended on the Interim Balance Sheet Date.

“KFI Agreement” means that certain Stock Purchase Agreement dated July 10, 2000, by and among the Company, Korn/Ferry International, Softbank Capital Partners LP, GMN Investors II, L.P., and Aventine International Fund and Bricoleur Partners II, L.P.

“Knowledge” of the Company means the actual knowledge of the executive officers of the Company and its Subsidiaries, and the knowledge that such individuals should have had if they performed the duties applicable to their positions with the Company or any Subsidiary, as applicable, in a reasonably prudent manner.

“Leased Real Property” means all Real Property leased by the Company or a Subsidiary and, in either case, described in the Real Property Leases.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Material Adverse Effect” means (i) with respect to the Company, any material adverse effect or change (whether or not the underlying events, circumstances or facts are foreseeable or known as of the date of this Agreement or the Closing Date) in the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate this Agreement or the transactions contemplated hereby, and (ii) with respect to Parent, Kenexa Technology or Acquisition Sub, any material adverse effect or change in the ability of Parent, Kenexa Technology or Acquisition Sub to consummate this Agreement or the transactions contemplated hereby; provided, however, that the foregoing definitions exclude (A) the effect of any change that is generally applicable to the industry and markets in which the Company and its Subsidiaries operate, or (B) the effect of any change that is generally applicable to the United States economy or securities markets or the world economy or international securities markets; provided, however, that the effects of any change described in clause (A) or (B) do not disproportionately affect the Company or any of its Subsidiaries in any material respect.

“Net Merger Consideration” means the Total Merger Consideration less the General Escrow Amount.

“Option Exercise Agreement” means an agreement in form and substance reasonably acceptable to the Company and Kenexa Technology by which an Option Holder, among other matters, agrees to exercise a Company Option, acknowledges the appointment of the Representative pursuant to the provisions of, and the authority granted in, Section 8.8, and agrees to indemnify the Representative in accordance with the terms of Section 8.8 and the Representative Agreement.

“Option Holders’ Portion” means that portion of the Net Merger Consideration, Net Adjustment Amount, balance of the General Escrow Amount, if any, or any other amount payable to the Option Holders pursuant to this Agreement.

“Oracle Loan” means the credit facility established by the Company with Oracle Credit Corporation pursuant to a payment plan agreement and other related documents and all amounts due thereunder, which credit facility has been established for the acquisition of goods and services from Oracle Corporation.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past customs and practice of the Company and its Subsidiaries.

“Owned Real Property” means all Real Property owned in fee by the Company or any Subsidiary, including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon.

“Payment Agent” means Computershare Shareholder Services, Inc. and EquiServe Trust Company, N.A., or such other Person selected by the Company and reasonably acceptable to Kenexa Technology.

“Payment Agent Agreement” means the agreement among Kenexa Technology, the Representative and the Payment Agent, in a form to be mutually agreed upon by and between Kenexa Technology and the Company, to effectuate the exchange and Stockholder payment arrangements contemplated by this Agreement.

“Per Share Merger Consideration” means (i) the sum of the Total Merger Consideration plus the Aggregate Option Exercise Price, divided by (ii) the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock underlying the In-The-Money Options with respect to which the Company has received Option Cancellation Agreements duly executed by the respective Option Holders prior to the Closing Date.

“Per Share Net Merger Consideration” means (i) the sum of the Net Merger Consideration plus the Aggregate Option Exercise Price, divided by (ii) the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock underlying the In-The-Money Options with respect to which the Company has received Option Cancellation Agreements duly executed by the respective Option Holders prior to the Closing Date.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of the Business.

“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) inchoate statutory, mechanics’, laborers’ and materialmen’s liens arising in the Ordinary Course of Business for sums not yet due, (iii) statutory and contractual landlord’s liens under leases pursuant to which the Company or a Subsidiary is a lessee and not in Default, (iv) with regard to Real Property, (A) any and all matters of record in the jurisdiction where the Real Property is located, including restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, and (B) any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, in each case of clauses (A) and (B), not incurred in connection with the borrowing of money or the advance of credit and that do not materially detract from the value or otherwise interfere with the current use of any of the Company’s or its Subsidiaries’ Real Property or otherwise materially impair the Company’s or its Subsidiaries’ operation of the Business, and (v) such other imperfections of title as do not materially detract from the value or otherwise interfere with the current use of any of the Company’s or its Subsidiaries’ properties or otherwise impair the Company’s or its Subsidiaries’ operation of the Business.

“Permitted Transaction Expenses” means (i) (A) the fees and disbursements of, or other similar amounts charged by, counsel to the Company, including those of Goodwin Procter LLP, (B) the fees and expenses of, or other similar amounts charged by, any accountants (including Brown & Brown, LLP), agents (including the Escrow Agent and the Payment Agent), financial advisors (including Newbury Piret & Co., Inc.), consultants and experts employed by the Company, (C) the out-of-pocket expenses, if any, incurred by the Company, (D) the Representative’s Retainer, (E) to the extent purchased by Parent, Kenexa Technology or the Surviving Corporation, the cost of any directors’ and officers’ liability insurance or extended reporting period endorsement (tail coverage) covering Persons who are as of the date of this Agreement, or have been prior to the date hereof, or who become prior to the Effective Time, officers or directors of the Company or any Subsidiary for claims against them in such capacity arising out of events or occurrences that occurred on or prior to the Effective Time, and

(F) printing and other costs related to mailings to the Equityholders and (G) the amount of payroll Taxes payable by the Company or the Surviving Corporation with respect to compensation income to be recognized by Option Holders who are continuing as employees of the Surviving Corporation after the Effective Time in connection with their Option Cancellation Agreements (which amount is estimated as of the date of this Agreement to be $85,586), to the extent that the amounts described in this clause (i) arise from the provision of services prior to the Closing, or have been or are expected to be incurred, or an obligation to pay has been incurred on or prior to the Closing Date, on behalf of the Company or the Representative in connection with the preparation, negotiation and execution of this Agreement and the consummation of this Agreement and the transactions contemplated hereby (including the Merger); provided, however, that the aggregate of the amounts described in this clause (i) shall not exceed $780,000; and (ii) the Change in Control Amount, other severance payments, transition bonuses, and payments in lieu of accrued but unused vacation time payable to employees of the Company whose employment will be terminated in connection with the Merger, and Medicare payroll Taxes payable by the Company or the Surviving Corporation with respect to compensation income to be recognized by CIC Recipients in connection with the payment of the Change in Control Amount and by such other employees in connection with the payment of such severance payments, transition bonuses, and payments in lieu of accrued but unused vacation time, as applicable.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Personal Property” means all machinery, equipment, furniture, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by or used by the Company or a Subsidiary in connection with the Business.

“Preferred Stock” means the preferred stock, par value $.01 per share, of the Company.

“Real Property” means all Owned Real Property or Leased Real Property.

“Real Property Leases” means all leases, subleases or occupancy agreements pursuant to which the Company or any of its Subsidiaries leases, subleases, uses or occupies any Real Property (other than the Owned Real Property) or Facilities.

“Regulations” means any laws (including common law), statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any federal, state or local government and any other Governmental Authority.

“Representative’s Retainer” means $30,000 to be paid on or about the Closing Date to the Representative for his services under this Agreement and in connection with the transactions contemplated hereby.

“Shares” means shares of Common Stock and Preferred Stock.

“Softbank Agreement” means that certain Stock Purchase Agreement dated July 19, 1999, by and between the Company and Softbank Capital Partners LP.

“Stock Option Plan” means the Amended and Restated Webhire, Inc. 1996 Stock Option and Grant Plan.

“Stockholder” means any holder of Shares other than Option Holders who have exercised Company Options after the date of this Agreement, as contemplated by Section 2.10(d) and Section 2.11. For avoidance of doubt, any such Option Holders shall continue to be considered Option Holders after such exercise for the purposes of determining the Option Holders’ Portion.

“Stockholders’ Portion” means that portion of the Net Merger Consideration, Net Adjustment Amount, balance of the General Escrow Amount, if any, or any other amount payable to the Stockholders pursuant to this Agreement.

“Subsidiary” means a corporation or other entity of which 50% or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Company.

“Substance” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.

“Total Merger Consideration” means the Enterprise Value less the Funded Indebtedness, if any.

“Transaction Documents” means this Agreement, the agreements listed as exhibits hereto, and any other agreements, documents and instruments contemplated hereby, including the Letter of Transmittal and the Certificate of Merger.

“Transaction Expenses” means all out-of-pocket fees, expenses and other similar amounts arising from the provision of services prior to the Closing, or which have been or are expected to be incurred, or an obligation to pay has been incurred on or prior to the Closing Date, on behalf of the Company or the Representative in connection with the preparation, negotiation and execution of this Agreement and the consummation of this Agreement and the transactions contemplated hereby (including the Merger), which expenses shall include, but shall not be limited to, the Permitted Transaction Expenses.

“Working Capital” means the difference between (i) the sum of the amounts shown on the Company’s consolidated balance sheets in the line items described on Exhibit A under the heading, “Current Assets,” and (ii) the sum of the amounts shown on the Company’s consolidated balance sheets in the line items described on Exhibit A under the heading, “Current Liabilities,” and as otherwise calculated in accordance with this Agreement.

“Working Capital Target” means the Working Capital as determined from the Company’s audited, consolidated balance sheet dated as of September 30, 2005, less (i) an amount equal to the Permitted Transaction Expenses (to the extent reflected in the Estimated Working Capital or Closing Working Capital, as applicable, to which the Working Capital Target is being compared), and less (ii) $150,000 per month during the period between September 30, 2005 and the Closing Date, provided, that any portion of such period which is less than one full month shall be a prorated based upon a thirty (30) day month.

“Year-End Financial Statements” means the Company’s audited, consolidated balance sheet dated as of September 30, 2003, September 30, 2004 and September 30, 2005, and the related audited, consolidated statements of operations, changes in shareholders’ equity and cash flow for the each of the years ended September 30, 2003, September 30, 2004 and September 30, 2005.

Section 1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Acquisition Sub	Preamble
Aggregate Loss Threshold	Section 8.3(a)
Agreement	Preamble
Available NOL Amount	Section 2.15(c)
CIC Amendment	Section 5.14(b)
Claim Notice	Section 8.4(a)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Working Capital	Section 2.13(a)(i)
Company	Preamble
Company Disclosure Schedule	Article III
Company Intellectual Property	Section 3.17(a)
Credits	Section 2.15(a)
Damages	Section 8.2(a), (c)
Decline Date	Section 2.13(d)
DGCL	Section 2.1
Dispute Notice	Section 8.4(b)
Disputed Line Items	Section 2.13(d)
Dissenting Shares	Section 2.16(a)
Dissenting Shares Reduction Amount	Section 2.16(b)
Effective Time	Section 2.2
Equityholder Indemnified Parties	Section 8.2(b)
Estimated Working Capital	Section 2.13(b)
Estimated Working Capital Adjustment	Section 2.13(b)
Final Working Capital Adjustment	Section 2.13(e)
Form Working Capital Statement	Section 2.13(a)(i)

Term	Section
General Survival Date	Section 8.1
Hireworks	Section 5.15
Indemnified Officers	Section 5.10
Indemnified Party	Section 8.4(a)
Indemnitor	Section 8.4(b)
Initial Calculation	Section 2.13(c)
Kenexa Indemnified Parties	Section 8.2(a)
Kenexa Technology	Preamble
Labor Union	Section 3.16(a)(i)
Letter of Transmittal	Section 2.10(b)
Material Contracts	Section 3.6(a)
Merger	Section 2.1
Merger Certificate	Section 2.2
Net Adjustment Amount	Section 2.13(f)
NOL Adjustment Amount	Section 2.15(c)
NOL Study	Section 2.15(b)
NOLs	Section 2.15(a)
Notice of Disagreement	Section 2.13(d)
Notice of NOL Disagreement	Section 2.15(c)
Option Cancellation Agreement	Section 2.11
Option Holder	Section 3.4(c)
Outside Date	Section 7.1(b)
Parent	Preamble
Pre-Closing Taxes	Section 5.11(a)
Relevant Group	Section 3.10(a)(i)
Representative	Preamble
Representative Agreement	Section 8.8(a)
Representative Parties	Section 8.8(f)(iii)
Settlement Accountants	Section 2.13(d)
Stockholder Approval	Section 3.3(b)
Straddle Period	Section 5.11(a)
Surviving Corporation	Section 2.1
Targeted Credit Amount	Section 2.15(a)
Targeted NOL Amount	Section 2.15(a)
Tax or Taxes	Section 3.10(a)(ii)
Tax Return	Section 3.10(a)(iii)
Terminated Plan	Section 3.16(b)(i)
Transaction Expense Statement	Section 2.9(a)
Transfer Taxes	Section 3.10(a)(iv)

Section 1.3. Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(e) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; and

(g) references to any Person include the successors and permitted assigns of such Person.

ARTICLE II

THE MERGER

Section 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Acquisition Sub shall cease.

Section 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to Kenexa Technology and the Representative (the “Merger Certificate”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Kenexa Technology and the Company may agree upon and set forth in the Merger Certificate (such time as the Merger becomes effective, the “Effective Time”).

Section 2.3. Closing of the Merger.

(a) The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second Business Day after satisfaction of the latest to occur of the conditions set forth in Article VI

(other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania, unless another time, date or place is agreed to in writing by the parties hereto.

(b) At the Closing, Kenexa Technology shall deliver to the Company:

(i) a certificate, duly executed by an authorized executive officer of Kenexa Technology, dated the Closing Date, certifying that the conditions specified in Section 6.2(a) and (b) have been fulfilled;

(ii) a certificate, duly executed by an authorized Secretary or Assistant Secretary of Kenexa Technology, dated the Closing Date, to the effect that: (A) (1) the certificate of incorporation and bylaws of Kenexa Technology and Acquisition Sub attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to such certificate of incorporation or bylaws of any of Kenexa Technology or Acquisition Sub has occurred since the date of adoption of the resolutions referred to in clause (3) below, and (3) the resolutions adopted by the respective boards of directors of Parent, Kenexa Technology and Acquisition Sub authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and (B) the respective officers of Parent, Kenexa Technology and Acquisition Sub executing this Agreement and the other Transaction Documents to be executed and delivered by Parent, Kenexa Technology or Acquisition Sub pursuant to this Agreement are incumbent officers of Parent, Kenexa Technology or Acquisition Sub, as applicable, and the specimen signatures on such certificate are their genuine signatures;

(iii) a subsistence certificate with respect to each of Parent, Kenexa Technology and the Acquisition Sub, certified by the Secretary of State or other appropriate governmental official of the state of Parent’s, Kenexa Technology’s or Acquisition Sub’s incorporation, as applicable, dated as of a date not more than ten (10) days prior to the Closing Date;

(iv) the Representative Agreement, duly executed by Kenexa Technology;

(v) the Escrow Agreement, duly executed by Kenexa Technology; and

(vi) the Payment Agent Agreement, duly executed by Kenexa Technology.

(c) At the Closing, the Company shall execute and deliver, or cause to be executed and delivered, to Kenexa Technology:

(i) a certificate, duly executed by an authorized executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 6.3(a) and (b) have been fulfilled;

(ii) a certificate, duly executed by an authorized Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that: (A) (1) the certificate of incorporation and bylaws attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to the certificate of incorporation or bylaws has occurred since the date of adoption of the resolutions referred to in clause (3) below, and (3) the resolutions adopted by the board of directors and shareholders of the Company authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and (B) the Company’s officers executing this Agreement and the Transaction Documents to be executed and delivered by the Company pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures;

(iii) a subsistence certificate with respect to the Company and each Subsidiary, certified by the Secretary of State or other appropriate governmental official of the state of the Company’s or such Subsidiary’s incorporation, as applicable, dated as of a date not more than ten (10) days prior to the Closing Date;

(iv) the Representative Agreement, duly executed by the Company and the Representative;

(v) the Escrow Agreement, duly executed by the Representative;

(vi) the Payment Agent Agreement, duly executed by the Representative;

(vii) resignation letters from each director (or Person performing a similar function) of the Company and each Subsidiary resigning as a director of such entity effective as of the Effective Time;

(viii) resignation letters from each officer of the Company and each Subsidiary resigning as an of officer of such entity effective as of the Effective Time;

(ix) to the extent requested by Kenexa Technology at least five (5) Business Days prior to Closing, the documentation necessary to remove existing signatories to all bank accounts of the Company and its Subsidiaries as of the Closing Date and to replace such signatories effective as of the Closing Date with individuals designated by Kenexa Technology; and

(x) a certification pursuant to Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder, in form and substance reasonably satisfactory to Kenexa Technology, that the Company has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.5. Certificate of Incorporation and Bylaws. The certificate of incorporation of the Acquisition Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law. The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law as provided therein and under the DGCL.

Section 2.6. Board of Directors. The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.7. Officers. The officers of the Acquisition Sub at the Effective Time initially shall hold and serve in such offices of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.8. Conversion of Shares.

(a) At the Effective Time, each issued and outstanding share of Common Stock (other than shares of Common Stock held in the Company’s treasury) shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, extinguished and converted into and shall become the right to receive an amount equal to the Per Share Merger Consideration, in cash, without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Per Share Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Common Stock.

(b) At the Effective Time, each outstanding share of common stock, par value $.01 per share, of Acquisition Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

(c) At the Effective Time, each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

Section 2.9. Closing Estimates. No later than two (2) Business Days prior to the Closing, the Company will provide to Kenexa Technology:

(a) a true, complete and correct list (the “Transaction Expense Statement”) of the amount of the Transaction Expenses, including, but not limited to the Permitted Transaction Expenses, and reasonable detail setting forth the Change In Control Amount, and the respective portions of the Change In Control Amount to which each CIC Compensation Recipient is entitled; and

(b) a statement with reasonable detail setting forth the amount of Funded Indebtedness, if any, in substance reasonably satisfactory to Kenexa Technology, together with all pay-off letters related thereto.

Section 2.10. Payment of Merger Consideration and other Amounts.

(a) Promptly after the Effective Time on the Closing Date (or such later date as such payments may be due), Kenexa Technology will make (or cause to be made) the following payments:

(i) to an account, in the name of the Payment Agent, that is designated in writing by the Representative, by wire transfer of immediately available funds, an amount equal to the Stockholders’ Portion of the Net Merger Consideration;

(ii) to the Surviving Corporation, an amount equal to the Option Holders’ Portion of the Net Merger Consideration;

(iii) to the General Escrow Account, by wire transfer of immediately available funds, an amount equal to the General Escrow Amount;

(iv) on behalf of the Company, in accordance with the pay-off letters described in Section 2.9(b), such amount, in the aggregate equal to the Funded Indebtedness, if any; and

(v) to the Surviving Corporation, for payment by the Surviving Corporation to the appropriate recipients, the Transaction Expenses, including the Change In Control Amount payments.

(b) As promptly as practicable after the Effective Time, the Payment Agent shall cause to be mailed to each Stockholder (other than those holding Dissenting Shares) a letter of transmittal in a form approved by Kenexa Technology and the Company in their reasonable discretion prior to the Closing Date (the “Letter of Transmittal”) and instructions for surrendering the Company Share Certificates held by such Stockholder, and facilitating the delivery of that portion of the Total Merger Consideration to which each such Stockholder is entitled. The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Company Share Certificates shall pass, only upon proper delivery of the

Company Share Certificates to the Payment Agent and instructions for use in effecting the surrender of the Company Share Certificates; and (ii) acknowledge the appointment of the Representative pursuant to the provisions of, and the authority granted in Section 8.8. Upon the surrender of each Company Share Certificate for cancellation to the Payment Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Kenexa Technology: (A) the Payment Agent shall reasonably promptly issue and deliver in exchange therefor, that portion of the Net Merger Consideration to which such Stockholder is entitled and (B) the Company Share Certificates so surrendered shall be canceled.

(c) As promptly as practicable after the Effective Time, the Surviving Corporation shall pay to the appropriate recipients, the Transaction Expenses, including the Change In Control Amount payments.

(d) As promptly as practicable after the Effective Time, and in any event no later than five (5) Business Days after the Effective Time, the Surviving Corporation shall pay to each Option Holder who duly exercised an In-The-Money Option in accordance with the Stock Option Plan and such Option Holder’s applicable grant agreement or executed and delivered to the Company an Option Cancellation Agreement with respect to an In-The-Money Option prior to the Closing Date, that portion of the Net Merger Consideration to which such Option Holder is entitled.

(e) If any consideration is to be paid to a Person other than the Person in whose name the Company Share Certificates or Company Options surrendered in exchange therefor are registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Company Share Certificates or Company Options accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Company Share Certificates or Company Options so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. In the event that any Company Share Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay such portion of the Net Merger Consideration as may be required pursuant to this Agreement in exchange therefore upon the making of an affidavit of that fact by the holder thereof, together with an indemnity in customary form, together with a bond, if required, in favor of the Surviving Corporation, as a condition precedent to the payment of such portion of the Net Merger Consideration.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Shares. Until surrendered as contemplated by this Section 2.10, each Company Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such portion of the Total Merger Consideration as may be required pursuant to this Agreement in exchange therefore in respect of such security represented by such Company Share Certificates. If, after the Effective Time, Company Share Certificates are presented to the Surviving Corporation, they shall be canceled, delivered to the Payment Agent and exchanged for the applicable portion of the Total Merger Consideration, as provided in this Article II.

(g) Any portion of the Total Merger Consideration made available to the Payment Agent pursuant to this Article II that remains unclaimed by Stockholders on the nine (9) month anniversary of the Closing Date will be returned to Kenexa Technology upon demand. Any such Stockholder who has not exchanged Company Share Certificates for the applicable portion of the Total Merger Consideration in accordance with this Article II prior to that time thereafter will look only to Kenexa Technology for payment of any applicable portion of the Total Merger Consideration in respect thereof. Neither Kenexa Technology nor the Company shall be liable to any Stockholders for cash from the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.11. Stock Options. As soon as practicable after the date hereof, but in any event within the time required by the terms of the Stock Option Plan and grant agreements made pursuant to the Stock Option Plan, each Option Holder shall be provided notice, in accordance with the terms of the Stock Option Plan and his or its respective grant agreements, of his or its right to exercise each Company Option. Such notice shall be in form and substance reasonably acceptable to the Company and Kenexa Technology and shall provide each Option Holder the right to elect to have any In-The-Money Options, to the extent such In-The-Money Options would be vested and exercisable upon consummation of the Merger, after giving effect to any applicable acceleration provisions set forth in the Stock Option Plan or the applicable grant agreements, canceled in exchange for a portion of the Total Merger Consideration, payable in accordance with this Section 2.11 (each, an “Option Cancellation Agreement”). Any Option Holder may make the election described in the preceding sentence by completing, countersigning and returning the Option Cancellation Agreement, to the Company within twenty (20) days of the date of the notice. Each Option Cancellation Agreement shall (i) specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Option Cancellation Agreement and original Company Option to the Company; and (ii) acknowledge the appointment of the Representative pursuant to the provisions of, and the authority granted in Section 8.8. Any Option Holder making the election set forth in the preceding sentence shall receive a portion of the Total Merger Consideration with respect to his or its In-The-Money Options, in the amount and payable as follows: (i) at the Effective Time, in cash, that portion of the Net Merger Consideration equal to the Per Share Net Merger Consideration less the per share exercise price of the applicable In-The-Money Option, multiplied by the number of shares of Common Stock underlying the applicable In-The-Money Option, and (ii) subsequent to the Effective Time, (A) that portion of the balance of the Net Adjustment Amount, if any, to which such Option Holder is entitled in accordance with Section 2.13(g); and (B) that portion of the balance of the General Escrow Account, if any, to which such Option Holder is entitled in accordance with Section 8.9. None of Parent, Kenexa Technology, Acquisition Sub or the Surviving Corporation shall assume any of the Company Options in connection with the transactions contemplated by this Agreement.

Section 2.12. Withholding Rights. Each of the Company, Surviving Corporation, Kenexa Technology and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any law or regulation. If the Company, Surviving Corporation, Kenexa Technology or the Payment Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the

Company, Surviving Corporation, Kenexa Technology or the Payment Agent, as the case may be, made such deduction and withholding.

Section 2.13. Working Capital Adjustment.

(a) (i) The parties have estimated that the Working Capital of the Company as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date (the “Closing Working Capital”), as calculated in accordance with this Agreement and the Statement of Net Working Capital attached hereto as Exhibit A (the “Form Working Capital Statement”), will equal the Working Capital Target.

(ii) For purposes of this Agreement, Working Capital shall be calculated in accordance with this Agreement (including Exhibit A to this Agreement and Section 2.14) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Company’s audited, consolidated balance sheet as of September 30, 2005; provided, however, Working Capital shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of this Agreement or the transactions contemplated hereby other than as expressly set forth on Exhibit A attached hereto.

(b) No later than four (4) Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Kenexa Technology, a certificate signed by the Chief Financial Officer of the Company attaching a reasonable and good faith estimate of the Closing Working Capital (the “Estimated Working Capital”). The Estimated Working Capital shall be calculated in the same manner as Working Capital is to be calculated pursuant to this Agreement and shall be presented in the same form as the Form Working Capital Statement. Upon delivery of the Estimated Working Capital to Kenexa Technology, the Company shall provide Kenexa Technology and its representatives with reasonable access to the officers, employees, agreements and books and records of the Company to verify the reasonableness of such amount. At the Closing, the Enterprise Value (and as a result, the Total Merger Consideration and the Net Merger Consideration) shall be reduced on a dollar for dollar basis by the Estimated Working Capital Adjustment. “Estimated Working Capital Adjustment” shall mean an amount to be determined as follows: (i) in the event that the Estimated Working Capital is less than the Working Capital Target, and the amount by which the Estimated Working Capital is less than the Working Capital Target exceeds $150,000, the Estimated Working Capital Adjustment shall be the amount by which the Estimated Working Capital is less than the Working Capital Target; or (ii) (A) in the event that the Estimated Working Capital is less than the Working Capital Target, but the amount by which the Estimated Working Capital is less than the Working Capital Target is less than or equal to $150,000, or (B) in the event that the Estimated Working Capital is equal to or exceeds the Working Capital Target, then (in the case of (A) or (B)) the Estimated Working Capital Adjustment shall be zero.

(c) Kenexa Technology shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to the Representative, a calculation of the Closing Working Capital (the “Initial Calculation”), together with such schedules and data with respect to the determination of the Closing Working

Capital as may be appropriate to support such Initial Calculation and a report of BDO Seidman, LLP on the Initial Calculation, which report shall set forth in reasonable detail the basis for such determination. The Closing Working Capital shall be determined in accordance with this Agreement and shall be in the same form as the Form Working Capital Statement. Kenexa Technology agrees that, following the Closing through the date that the Closing Working Capital becomes final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take, and will not permit the Surviving Corporation to take, any actions with respect to any accounting books, records, policies or procedures on which the Closing Working Capital is to be based or derived from that would impede or delay the determination of the Closing Working Capital in the manner and utilizing the methods required by this Agreement.

(d) If the Representative disagrees in whole or in part with the Initial Calculation, then within forty-five (45) days after its receipt of the Initial Calculation, it shall notify Kenexa Technology of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of Kenexa Technology to prepare the Initial Calculation in accordance with this Section 2.13, Section 2.14 and Exhibit A and to mathematical or similar errors. To be effective, any such Notice of Disagreement shall include a copy of Kenexa Technology’s Initial Calculation marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Initial Calculation setting forth its determination of the Closing Working Capital. Kenexa Technology shall provide to Representative, in response to any reasonable request submitted by Representative during the fifteen (15) day period after Representative’s receipt of the Initial Calculation, within ten (10) Business days of such request by Representative, access to the working papers, schedules and calculations of Kenexa Technology solely for the purpose of reviewing the Initial Calculation to the extent any such information is not otherwise included in the information provided to Representative by Kenexa Technology in accordance with Section 2.13(c). To the extent the Representative provides a Notice of Disagreement within such 45-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that the Representative does not provide a Notice of Disagreement within such 45-day period, the Representative shall be deemed to have accepted in full the Initial Calculation as prepared by Kenexa Technology, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Kenexa Technology and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 30-day (or longer) period, Kenexa Technology and the Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the Initial Calculation and the Notice of Disagreement and the determination of the Closing Working Capital and Disputed Line Items, and reasonable access to the officers, employees, agents, agreements and books and records of the other. If, at the end of such period, Kenexa Technology and the Representative are unable to resolve such Disputed Line Items, then Grant Thornton LLP or, failing such independent accounting firm’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Kenexa Technology and the Representative shall resolve any remaining Disputed Line Items; provided, however, if Kenexa Technology and the Representative are unable to so agree within 5 days after

Grant Thornton LLP informs either Kenexa Technology or the Representative of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Kenexa Technology and the Representative shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining Disputed Line Items (any such accountants selected pursuant to this Section 2.13 to resolve Disputed Line Items, the “Settlement Accountants”). Kenexa Technology and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.13. The Settlement Accountants shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), whether the Initial Calculation was prepared in accordance with this Section 2.13, Section 2.14 and Exhibit A and whether and to what extent (if any) the Closing Working Capital requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Settlement Accountants shall only resolve each Disputed Line Item by choosing the amounts submitted by either Kenexa Technology or the Representative for such Disputed Line Item. The Surviving Corporation and the Representative shall each furnish to the Settlement Accountants such workpapers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request. The determination of the Settlement Accountants shall be final, conclusive and binding on the parties. The fees and expenses of the Settlement Accountants shall be paid one half by each of Kenexa Technology and the Representative (such expenses of the Representative being chargeable to the General Escrow Account pursuant to Section 8.10). Each of Kenexa Technology and the Representative shall be responsible for its own costs and expenses incurred in connection with this Section 2.13 (including the amount it is required to pay to the Settlement Accountants).

(e) “Final Working Capital Adjustment” shall mean an amount to be determined as follows: (i) in the event that the Closing Working Capital as finally determined in accordance with this Section 2.13 is less than the Working Capital Target, and the amount by which such Closing Working Capital is less than the Working Capital Target exceeds $150,000, the Final Working Capital Adjustment shall be the amount by which the Closing Working Capital as finally determined in accordance with this Section 2.13 is less than the Working Capital Target; or (ii) (A) in the event that the Closing Working Capital as finally determined in accordance with this Section 2.13 is less than the Working Capital Target, but the amount by which such Closing Working Capital is less than the Working Capital Target is less than or equal to $150,000, or (B) in the event that the Closing Working Capital as finally determined in accordance with this Section 2.13 is equal to or exceeds the Working Capital Target, then (in the case of (A) or (B)) the Final Working Capital Adjustment shall be zero.

(f) The “Net Adjustment Amount,” which may be positive or negative, shall mean the Final Working Capital Adjustment minus the Estimated Working Capital Adjustment.

(g) If the Net Adjustment Amount is negative, then Kenexa Technology shall, or shall cause the Surviving Corporation to deliver, by wire transfer of immediately available funds to the Payment Agent for the benefit of the Stockholders, an amount equal to the absolute value of the Stockholders’ Portion of the Net Adjustment Amount, and to the Surviving Corporation for the benefit of the Option Holders, an amount equal to the absolute value of the

Option Holders’ Portion of the Net Adjustment Amount, in each case, together with interest thereon from the Closing Date to the date of payment at a rate of interest of 4% per annum. Kenexa Technology and the Representative shall direct and cause the Payment Agent to promptly transmit upon receipt of such amounts by the Payment Agent (or if such amount is deemed by the Representative to be insufficient to justify a separate payment, to retain such amount until it may be transmitted with additional amounts) to each Stockholder his, her, or its pro rata portion of such amount and interest, subject to applicable withholding, and Kenexa Technology shall cause the Surviving Corporation to pay to each Option Holder, his or her respective portion of such amount and interest, subject to applicable withholding, promptly upon receipt of such amounts by the Surviving Corporation.

(h) If the Net Adjustment Amount is a positive number, then Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the General Escrow Account to the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the Net Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at a rate of interest of 4% per annum.

(i) The Net Adjustment Amount paid pursuant to this Section 2.13, if any, shall be deemed an adjustment to the Enterprise Value. For purposes of this Section 2.13, all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Any payments made by the Surviving Corporation or the Escrow Agent pursuant to this Section 2.13 shall be made by wire transfer of immediately available funds within ten (10) days after the date on which the Closing Working Capital is final and binding on the parties.

Section 2.14. Calculations. Except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Enterprise Value, the Total Merger Consideration, Estimated Working Capital, Closing Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Exhibit A) conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Exhibit A) shall control.

Section 2.15. Net Operating Loss Adjustment.

(a) The Company has completed a summary assessment of its federal income Tax net operating loss carryforwards (“NOLs”) and has estimated that, as of the Closing Date (giving effect to the transactions contemplated by this Agreement, including the Merger, and all adjustments to the consideration paid hereunder), following the Closing, $1,300,000 of NOLs

(the “Targeted NOL Amount”) will be available annually to offset federal taxable income of the Surviving Corporation up to an aggregate amount of $20,000,000 of NOLs.

(b) Within ninety (90) days following the Closing Date, Kenexa Technology shall cause to be prepared and delivered to the Representative an equity roll-forward analysis that determines the availability, as of the Closing Date (giving effect to the transactions contemplated by this Agreement, including the Merger, and all adjustments to the consideration paid hereunder), of the NOLs under Section 382 of the Code to offset federal taxable income of the Surviving Corporation (the “NOL Study”), such determination of availability to be made without reference to any Tax attributes of the Surviving Corporation or its Affiliates. The availability of the NOLs as determined pursuant to the NOL Study shall not take into account any transactions not contemplated by or made in connection with this Agreement which take place on the Closing Date after the Closing. The Representative shall fully cooperate in the preparation of the NOL Study, including by obtaining and providing any information and documentation from Stockholders reasonably requested by Kenexa Technology. To the extent that information necessary to complete the NOL Study is not available or provided, Kenexa Technology shall make reasonable assumptions to account for the unavailable information. If Kenexa Technology shall not have delivered the NOL Study to the Representative within such 90-day period, the Targeted NOL Amount shall conclusively be deemed available for all purposes of this Agreement.

(c) In the event that the amount of NOLs that would be available to offset federal taxable income of the Surviving Corporation in any taxable year ending after the Closing Date (regardless of the actual amount of federal taxable income in any such year), as determined by the NOL Study (the “Available NOL Amount”), is less than the Targeted NOL Amount, the Surviving Corporation shall be entitled to receive, from the General Escrow Account, an amount equal to (i) the difference between the Targeted NOL Amount and the Available NOL Amount, multiplied by (ii) 40%, discounted by (iii) the mid-term applicable federal rate for the month in which the Closing Date occurs, compounded annually for the number of years after the year including the Closing Date in which the Available NOL Amount is projected to be used according to the NOL Study (the “NOL Adjustment Payment”). Notwithstanding anything else in this Agreement, in no event shall the NOL Adjustment Payment exceed the balance of the General Escrow Account at the time such payment is made. An example of the calculations described in this Section 2.15(c) is attached hereto as Exhibit B.

(d) If the Representative does not provide Kenexa Technology with written notice within 30 days of its receipt of the NOL Study of its disagreement with the results of such study (the “Notice of NOL Disagreement”), the Representative shall be deemed to have accepted in full the results of the NOL Study, which shall be final, binding and conclusive for all purposes hereunder. In the event a Notice of NOL Disagreement is timely provided to Kenexa Technology, Kenexa Technology and the Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any and all disagreements contained therein. During such 15-day (or longer) period, Kenexa Technology and the Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the NOL Study and the Notice of NOL Disagreement and the determination of the Available NOL Amount. If, at the end of such period, Kenexa Technology and the Representative are unable to resolve such disagreements, then an independent accountant (selected in accordance with the procedure set forth in Section 2.13) shall resolve any remaining disagreements. Kenexa Technology and the Representative will enter into reasonable and customary arrangements for the services to be rendered by such accountant under this Section 2.15. The accountant shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it) whether and to what extent (if any) the Available NOL Amount as determined pursuant to the NOL Study requires adjustment. Kenexa Technology and the Representative shall each furnish to such accountant such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such accountant may reasonably request. The determination of the accountant shall be final, conclusive and binding on the parties. The fees and expenses of the accountant shall be paid one half by each of Kenexa Technology and the Representative (such expenses of the Representative being chargeable to the General Escrow Account pursuant to Section 8.10).

(e) Upon the final determination of the Available NOL Amount, Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the General Escrow Account to the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the NOL Adjustment Payment.

Section 2.16. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who have exercised and perfected appraisal rights for such shares of Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Total Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the DGCL, unless and until such Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Total Merger Consideration in accordance with this Agreement, without any interest thereon.

(b) The Company shall give Kenexa Technology prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company. Prior to the Effective Time, the Company shall not, except with the prior written consent of Kenexa Technology, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. After the Effective Time, the Representative shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, but shall not, except with the prior written consent of Kenexa Technology, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. If, as a result of any settlement or a determination that any Stockholder is entitled to receive as payment for his or its Common Stock an amount per share that exceeds the Per Share Merger Consideration (the aggregate amount of such excess for all dissenting Company stockholders, the “Dissenting Shares Reduction Amount”), then Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the General Escrow Account to the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the absolute value of the Dissenting Shares Reduction Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Kenexa Technology in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of Parent, Kenexa Technology and Acquisition Sub as follows:

Section 3.1. Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is currently being conducted and to own or lease, as applicable, the Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the Company’s Certificate of Incorporation and bylaws, and all amendments thereto, heretofore delivered to Kenexa Technology, are true, correct and complete as of the date hereof. Copies of the certificate of incorporation and bylaws of each Subsidiary, and all amendments thereto, heretofore made available to Kenexa Technology, are true, correct and complete as of the date hereof. Schedule 3.1 lists the jurisdictions in which the Company is qualified to do business as a foreign corporation.

Section 3.2. Subsidiaries.

(a) Except as set forth on Schedule 3.2, the Company does not have any Subsidiaries and does not, directly or indirectly, own any interest in any other Person.

(b) Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as reflected on Schedule 3.2, with full power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its Assets. Each Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Schedule 3.2 lists the jurisdictions in which each Subsidiary is organized and qualified to do business as a foreign entity.

(c) Schedule 3.2 sets forth the authorized capital of each of the Subsidiaries, together with the number of issued and outstanding securities of each Subsidiary that are owned by the Company or one of its Subsidiaries. All the outstanding securities of each of the

Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and have not been issued in violation of preemptive rights.

(d) None of the Subsidiaries has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock of such Subsidiary or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiary’s capital stock. There are no (i) agreements of any kind which obligate any of the Subsidiaries to issue, purchase, redeem or otherwise acquire any of its outstanding capital, including statutory or contractual preemptive rights or rights of first refusal with respect to the capital stock of any Subsidiary, (ii) stock appreciation rights, phantom stock or similar plans or rights pursuant to which any Subsidiary has any obligations or (iii) voting trusts, proxies, or similar agreements to which the Company or any Subsidiary is a party with respect to the capital stock of any Subsidiary. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which any Subsidiary’s stockholders may vote are issued or outstanding.

Section 3.3. Authorization.

(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, other than obtaining the Stockholder Approval. This Agreement and the other Transaction Documents to which the Company or any of its Subsidiaries is a party have been, or will be, duly executed and delivered by the Company or such Subsidiary (as applicable) and, assuming the due authorization, execution and delivery hereof by Parent, Kenexa Technology and Acquisition Sub, are, or will be, the valid and binding obligation of the Company or any such Subsidiary, as applicable, enforceable against it in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. The officers and directors of the Company and each Subsidiary are listed on Schedule 3.3.

(b) The affirmative vote of the holders of a majority of all shares of Common Stock outstanding on the record date and voting together as a single class are the only votes necessary (under applicable law, the Certificate of Incorporation, the bylaws or any agreement, contract or instrument to which the Company is a party or by which it is expressly bound) to be obtained from the holders of any class or series of the capital stock of the Company to approve this Agreement and the Merger (such affirmative vote, whether at a meeting of shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, shall herein be referred to as “Stockholder Approval”).

(c) The board of directors of the Company has approved this Agreement, and the Transaction Documents to which the Company is a party, and the transactions contemplated hereby or thereby, and has directed that this Agreement be submitted to shareholders for their approval.

Section 3.4. Capitalization.

(a) The Company’s authorized capital stock consists of thirty-five million (35,000,000) shares, of which:

(i) thirty million (30,000,000) shares are designated as common stock, par value $.01 per share, of which 4,530,281 shares are issued and outstanding; and

(ii) five million (5,000,000) shares are designated as preferred stock, par value $.01 per share, none of which are issued and outstanding.

All such issued and outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights. There have been no anti-dilution adjustments under the terms of any of the Company’s outstanding securities. The Company has 137,380 treasury shares of Common Stock.

(b) Except as set forth on Schedule 3.4, there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iv) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares, (v) stock appreciation rights, phantom stock or similar plans or rights pursuant to which the Company has any obligations or (vi) voting trusts, proxies, or similar agreements with respect to the capital stock of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote are issued or outstanding.

(c) Attached hereto as Schedule 3.4 is an accurate and complete list of the holders of Company Options (the “Option Holders”), which list sets forth the name of each Option Holder, the Company Options held by such Option Holder, the exercise price for such Company Options.

(d) At the Effective Time, each outstanding Company Option, whether vested or unvested in accordance with its terms (including by reason of this Agreement and the transactions contemplated hereby), other than Company Options with respect to which the Company has received an Option Cancellation Agreement, duly executed by the Option Holder, shall be canceled without consideration pursuant to the applicable provisions of the Stock Option Plan.

Section 3.5. Assets; Personal Property. Except as set forth on Schedule 3.5, the Company and the Subsidiaries have good and marketable title to, or in the case of leased or licensed Assets (other than Leased Real Property, which is covered by Section 3.7(b)), valid and subsisting leasehold or licensed interests in, the Assets owned, leased or licensed by them as of the date of this Agreement, free and clear of all Encumbrances, except for Permitted Encumbrances. The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are used in connection with the operation of the Business, as currently operated. All of the Personal Property owned by the Company and the Subsidiaries is in good operating condition and repair (except for ordinary wear and tear and scheduled maintenance).

Section 3.6. Material Contracts.

(a) Schedule 3.6 discloses all written contracts, agreements or instruments described in clauses (i) through (xiii) below, currently in effect, to which the Company or a Subsidiary is a party or by which it or its Assets is bound (“Material Contracts”):

(i) each agreement or arrangement of the Company or any Subsidiary that requires the payment or incurrence of Liabilities by the Company or any Subsidiary, subsequent to the date of this Agreement, of more than $10,000 annually;

(ii) each agreement or arrangement of the Company or any Subsidiary that requires the rendering of services by the Company or any Subsidiary, subsequent to the date of this Agreement, of more than $10,000 annually;

(iii) each material sale, distribution, commission, marketing, agent, franchise, technical assistance or similar agreement relating to or providing for the marketing and/or sale of products or services to which the Company or any Subsidiary is a party or by which any of them is otherwise bound;

(iv) each material acquisition, partnership, joint venture, teaming arrangement or other similar contract, arrangement or agreement entered into by the Company or any Subsidiary;

(v) each agreement, arrangement, contract, commitment or obligation of the Company or any Subsidiary restricting or otherwise affecting the ability of the Company or any Subsidiary to compete in the Business or otherwise in any jurisdiction;

(vi) each contract with any of its directors, officers, Equityholders or Affiliates, and with any financial advisors, employees or consultants that requires the payment or incurrence of Liabilities of more than $100,000 annually, under which there are remaining obligations of either party after the Closing, including indemnification agreements and any financial advisory, oversight or similar agreement;

(vii) each contract or commitment involving any Governmental Authority;

(viii) each power of attorney;

(ix) each lease for capital equipment that provides for ongoing payments by the Company or any Subsidiary in excess of $10,000 annually;

(x) each shareholders agreement, registration rights agreement, voting agreement, voting trust agreement or similar agreements to which the Company or any Subsidiary is subject;

(xi) each contract or commitment either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(xii) any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases; and

(xiii) each other existing agreement of the Company or any Subsidiary, not otherwise covered by clauses (i) through (xii), the loss of which would result in a Material Adverse Effect on the Company.

(b) True, correct and complete copies of such Material Contracts have heretofore been made available to Kenexa Technology. Except as set forth in Schedule 3.6, each Material Contract is in full force and effect and is valid and enforceable by and against the Company or a Subsidiary and, to the Knowledge of the Company, each Material Contract is valid and enforceable against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Neither the Company nor any Subsidiary is in Default under any Material Contract, nor has it received written notice or, to the Knowledge of the Company, oral notice of any Default under any such Material Contract.

(c) For the avoidance of doubt, Material Contracts do not include Real Property Leases, which are covered in Section 3.7(b), contracts in connection with Company Intellectual Property, which are covered in Section 3.17(d), or contracts in connection with Employee Plans, which are covered in Section 3.16.

Section 3.7. Property; Facilities.

(a) Owned Real Property. Neither the Company nor any Subsidiary has any Owned Real Property.

(b) Leased Real Property. Schedule 3.7(b) sets forth a true, correct and complete list of the Real Property Leases (including all modifications and amendments thereto, including any subordination, non-disturbance and attornment agreements entered into by the Company or a Subsidiary). All Real Property is held by the Company or a Subsidiary under valid leasehold interests. Each of the Real Property Leases is valid and enforceable by and against the Company or a Subsidiary and, to the Knowledge of the Company, each Real Property

Lease is valid and enforceable against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Neither the Company nor any Subsidiary is in Default under, or has received written notice or, to the Knowledge of the Company, oral notice, of any Default under any of the Real Property Leases.

Section 3.8. No Conflict or Violation; Required Consents. Except as set forth in Schedule 3.8, neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the certificate of incorporation, bylaws, certificate of formation or other organizational documents of the Company or any Subsidiary, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any Material Contract, Real Property Lease, contracts listed on Schedule 3.17(a) and (d) or contracts listed on Schedule 3.16(a)(ii) or (b)(i), (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order or Regulation, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or Assets of the Company or any of its Subsidiaries.

Section 3.9. Financial Statements.

(a) The Company heretofore has delivered to Kenexa Technology true, correct and complete copies of the Financial Statements and, in the case of the Year-End Financial Statements, the related notes thereto and accompanied by true and correct copies of the reports thereon of Brown & Brown, LLP. The Interim Financial Statements were prepared on a basis, and using principles, consistent with the preparation of the Year-End Financial Statements. The Financial Statements and notes thereto (i) have been prepared from the books and records of the Company and the Subsidiaries, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year end adjustments, none of which would, to the Knowledge of the Company, have a Material Adverse Effect on the Company, and (iii) present fairly in all material respects the consolidated financial condition, results of operations, cash flow and shareholders’ equity of the Company and the consolidated Subsidiaries for the periods covered and as of the respective dates thereof.

(b) Neither the Company, nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or such Subsidiary has engaged in questionable accounting or auditing or auditing practices.

(c) There is not now, nor has there been at any time: (i) any significant deficiencies in the design or operation of the Company and its Subsidiaries’ internal controls; (ii) any material weaknesses in the Company and its Subsidiaries’ internal controls; or (iii) any fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company and its Subsidiaries’ internal controls.

Section 3.10. Taxes.

(a) Definitions. For purposes of this Agreement:

(i) “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any Subsidiary is or was a member.

(ii) “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(iii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iv) “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar Taxes and fees (including any penalties and interest).

(b) All Tax Returns required to have been filed by or with respect to each of the Company, the Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company, any Subsidiary or any member of a Relevant Group (whether or not shown on any Tax Return) have been timely paid. The Company and the Subsidiaries have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c) There is no action, audit, dispute or claim now proposed, threatened or pending against, or with respect to, the Company or any Subsidiary in respect of any Taxes. Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any of the Company or any Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Encumbrances (other than Permitted Encumbrances) on any of the stock or assets of the Company or any Subsidiary with respect to Taxes.

(d) Each of the Company and the Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid, and has collected and timely remitted all Taxes (including all sales and use Taxes) required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(e) Schedule 3.10(e) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and any Subsidiary for taxable periods ended on or after September 30, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Kenexa Technology correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since September 30, 2000. Neither the Company nor any Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(g) Neither the Company nor any Subsidiary has agreed to or is required to make, by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code. Neither the Company nor any Subsidiary has received (or is subject to) any ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which such Company or Subsidiary currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the

Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

Section 3.11. Hazardous Materials.

(a) The Company and each of the Subsidiaries are in compliance with applicable Environmental Laws and Permits issued in connection with Environmental Laws, except for any such failure to be in compliance that would not have a Material Adverse Effect on the Company.

(b) There has been no disposal, release or threatened release of Substances on, under, in, from or around the Leased Real Property or otherwise related to the operations of the Company or its Subsidiaries, that would reasonably be expected to subject the Company or any Subsidiary to material liability under any Environmental Law.

(c) Neither the Company nor any Subsidiary has disposed or arranged for disposal of Substances on any third party Real Property that would reasonably be expected to subject the Company or and Subsidiary to material liability under any Environmental Law.

(d) Neither the Company nor any Subsidiary has received any written notice of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of the Company or any Subsidiary under any Environmental Law; (ii) which otherwise deals with the Handling of Substances or any Environmental Law; or (iii) which seeks to suspend, revoke or terminate any Permit necessary for the Handling of any Substance.

Section 3.12. Compliance with Law. The Company, its Subsidiaries and the conduct of the Business are, and have been, in compliance with all Regulations of any Governmental Authority applicable to the Company and its Subsidiaries, the Business and/or the Company and its Subsidiaries’ assets or operations, except for any such failure to be in compliance that would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in Default of any order of any Governmental Authority. The Company and its Subsidiaries have maintained all records required to be maintained by any applicable Governmental Authority, except for any such failure to maintain that would not have a Material Adverse Effect on the Company. For the avoidance of doubt, no representations or warranties are made in this Section 3.12 with respect to (a) applicable laws with respect to Taxes, which are covered in Section 3.10, (b) Environmental Laws, which are covered in Section 3.11, (c) Permits, which are covered in Section 3.13, and (d) Employee Plans, which are covered by Section 3.16(b).

Section 3.13. Permits. Schedule 3.13 sets forth a complete list of all material Permits used in the operation of the Business. Except as set forth on Schedule 3.13, neither the Company nor any Subsidiary is in Default, nor has the Company or any Subsidiary received any written notice or, to the Knowledge of the Company, oral notice of any claim of Default, with respect to any such Permit, which Default would have a Material Adverse Effect on the Company. Such Permits constitute all of the licenses, franchises and other permits issued by any Governmental Authority used or necessary for the Company and the Subsidiaries to own, operate, use and maintain the Assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of any such Permit would not have a Material Adverse Effect on the Company. For the avoidance of doubt, no representation or warranty is made in this Section 3.13 with respect to Permits involving Environmental Laws which are covered in Section 3.11.

Section 3.14. Governmental Consents and Approvals. Except for: (i) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities laws; (ii) the filing and recordation of the Merger Certificate as required by the DGCL; and (iii) in connection with the Permits listed on Schedule 3.13, no consent, approval, permit, authorization or written notice of, declaration to or filing or registration with, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such approval, permits, authorizations or notice would not have a Material Adverse Effect on the Company.

Section 3.15. Litigation. Except as set forth on Schedule 3.15, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any of the Assets, including by or before any arbitrator or Governmental Authority. Except as set forth on Schedule 3.15, to the Knowledge of the Company, there is no inquiry or investigation pending or threatened against the Company, any Subsidiary or any of the Assets, including by or before any arbitrator or Governmental Authority. Except as set forth on Schedule 3.15, neither the Company nor any Subsidiary is subject to any outstanding Court Order or arbitration award. For the avoidance of doubt, no representations or warranties are made in this Section 3.15 with respect to (a) Taxes, which are covered in Section 3.10 and Section 5.11, or (b) Employee Plans, which are covered by Section 3.16(b).

Section 3.16. Labor and Employment Matters; Employee Plans.

(a) Labor and Employment Matters

(i) Neither the Company nor any Subsidiary is a party to any collective bargaining or similar agreement with respect to its employees with any labor organization, union, group or association (“Labor Union”). No Labor Union represents or, to the Knowledge of the Company, purports to represent any employees of the Company or any Subsidiary. To the Knowledge of the Company, there are no, and have not been, activities or proceedings of any labor union to organize any such employees. There are no, and have not been, strikes, slowdowns, work stoppages or lockouts or, to the Knowledge of the Company, any threats of such activities, by any employees of the Company or any Subsidiary. As of the date hereof, there have not been any plant closings, mass layoffs or other similar terminations of employees of the Company or any of its Subsidiaries which would create any obligations upon or liabilities of the Company or any Subsidiary under the Worker Adjustment and Retraining Notification Act or similar state laws requiring notice in connection with plant closings, mass layoffs or other similar terminations of employment. The Company has not been found liable for violations of the Immigration Reform and Control Act of 1986, including noncompliance with the Form I-9 requirements.

(ii) Schedule 3.16(a)(ii) sets forth a true, correct and complete list of (1) all employment agreements between the Company or any Subsidiary and its employees providing for annual compensation in excess of $100,000, (2) all severance agreements, programs and policies of the Company or any Subsidiary with or relating to its employees, except programs and policies required to be maintained by Regulation, and (3) plans, programs, agreements and other arrangements of the Company or any Subsidiary with or relating to its employees which contain change in control, confidentiality, nondisclosure, noncompete, or intellectual property provisions, other than as contained in the employee manual of the Company, a copy of which has previously been provided to Kenexa Technology. The Company has heretofore made available to Kenexa Technology true, correct and complete copies of all such agreements, plans, programs, policies, practices and other arrangements, or to the extent not in writing, descriptions of such agreements, plans, programs, policies, practices and other arrangements, in detail reasonably satisfactory to Kenexa Technology.

(b) Employee Plans.

(i) Disclosure. Schedule 3.16(b)(i) contains a true, correct and complete list of each Employee Plan in effect on the date hereof, and any plan terminated within the past six years that was intended to be qualified under Section 401(a) of the Code (“Terminated Plan”).

(ii) Representations. Except as provided in this Agreement or disclosed on Schedule 3.16(b)(ii):

(A) Each Employee Plan has been operated in material compliance with its terms and all applicable laws. Further, all material reports and disclosures related to the Employee Plans required to be filed with or furnished to a Governmental Authority or plan participants or beneficiaries have been accurate and complete, and filed or furnished in accordance with all applicable laws in a timely manner;

(B) Neither the Company nor any of its ERISA Affiliates is a party to, or sponsors or contributes to, nor within the six years preceding the date hereof was a party to, or has sponsored or contributed to, any plan subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA;

(C) The Internal Revenue Service has issued a favorable notification or opinion letter with respect to the form of each Employee Plan listed on Schedule 3.16(b)(ii) that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code. Further, no fact or circumstance exists that could reasonably be expected to adversely affect the tax-qualified status of an Employee Plan that is intended to be tax-exempt;

(D) Since September 30, 2004, except as permitted pursuant to this Agreement, there has been no amendment to or change in employee participation or coverage under, the Employee Plans that would increase the total expenses of maintaining the

Employee Plans above the level of the expense incurred in respect thereof for the fiscal year of the Company ending immediately prior to the date hereof;

(E) All contributions required to be made to the Employee Plans pursuant to their terms have been timely made and all such contributions have been fully deducted by the Company for federal income tax purposes. Such deductions have not been challenged or disallowed by any Governmental Authority and the Company has no reason to believe that such deductions are not properly allowable;

(F) No “prohibited transaction,” as such term is described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Employee Plans that would subject the Company or any ERISA Affiliate, any officer of the Company or any of such plans or any related trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(G) Except as would not have a Material Adverse Effect on the Company, the Company and any ERISA Affiliate, as applicable, have maintained all employee data necessary to administer each Employee Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in usable form;

(H) No insurance policy or any other insurance contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder;

(I) Each Employee Plan, by its terms or in the summary plan description for such plan, provides that such plan may be amended, revised, or terminated by the Company or ERISA Affiliate, as applicable;

(J) No trust maintained pursuant to any Employee Plan holds any securities of the Company or an ERISA Affiliate;

(K) Neither the Company nor any ERISA Affiliate has an agreement, arrangement, commitment or understanding, whether legally binding or not, to (i) create any additional Employee Plans, change employee participation or coverage under, or to increase the rate of benefit accrual or contribution requirement under any of the Employee Plans, (ii) modify, change or terminate any existing Employee Plan, or (iii) except as specifically provided pursuant to any existing applicable laws or the terms of the plan, continue any Employee Plan or any provision thereunder for any period of time;

(L) There exists no condition that would subject the Company or any ERISA Affiliate to any material Liability, including but not limited to liabilities, contributions, premiums, taxes, penalties, or fees, under the terms of the Employee Plans or applicable laws other than any payment or provision of benefits, compensation and associated payroll taxes and administrative expenses in the normal course of plan operation or otherwise in accordance with the terms of the Employee Plan;

(M) No individual whom the Company or any ERISA Affiliate has classified as a non-employee (such as an independent contractor, leased employee or consultant) for purposes of receiving employee benefits, regardless of his or her treatment or classification for any other purpose, is eligible to participate in or receive benefits under any Employee Plan that is within the scope of Section 3(3) of ERISA.

(N) Neither the Company nor any of its ERISA Affiliates has any obligation to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for any current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses, or beneficiaries) of the Company or any ERISA Affiliate or any predecessor in interest of such company or ERISA Affiliate for the period extending beyond their retirement or other termination of service, other than continuation coverage mandated by applicable laws and only to the extent required under such laws;

(O) With respect to each Employee Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980 of the Code, the Company and each ERISA Affiliate comply in all material respects with the continuation coverage and certification requirements of the Code and ERISA;

(P) There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Employee Plan, or by or on behalf of any participants or beneficiaries of any Employee Plan, alleging any violation of ERISA or other applicable law, or alleging a violation of the terms of any such plan or claiming payments (other than benefit claims made and expected to be approved in the ordinary course of the operation of such plans), and, to the Knowledge of the Company, no Employee Plan is the subject of any pending or threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any other Governmental Authority;

(Q) The Company has made available to Kenexa Technology true, correct and complete copies of the following documents relating to each Employee Plan and Terminated Plan: (i) the most recently applicable plan documents, amendments, trust agreements or other funding vehicles, summary plan descriptions and summaries of material modifications; (ii) the most recent periodic accounting of plan assets (if any) and, as applicable, actuarial reports, funding statements, and financial information returns; (iii) the three most recently filed annual reports on Form 5500 (including accompanying schedules), if such reports were required to be filed (and corresponding summary annual reports); (iv) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service determination, opinion or notification letter; (v) all contracts with any parties providing services or insurance to such plans and any fidelity bonds and any fiduciary liability policies; (vi) copies of any other reports, policies and procedures, notices, agreements or summaries required under the privacy provisions of the Health Insurance Portability and Accountability Act of 1996; and (vii) all material correspondence with any Governmental Authority; and

(R) Except as set forth on Schedule 3.16(b)(ii), no employee or former employee of the Company will become entitled to any payment, accrual of additional benefits, acceleration of payments, vesting of any benefit, bonus, retirement, severance, job security or similar benefit payable by the Company under any Employee Plan as a result of the transactions contemplated by this Agreement.

Section 3.17. Intellectual Property.

(a) Schedule 3.17(a) is a true, correct and complete list of all patented or registered Intellectual Property (or applications related thereto) owned or licensed by the Company or any of the Subsidiaries and which is used by the Company or any of the Subsidiaries in the operation of the Business as of the date hereof, other than standard off-the-shelf license agreements that relate to software used by the Company in the Ordinary Course of Business solely for internal purposes. The Company or one or more of the Subsidiaries (x) either owns and possesses all right, title and interest, free and clear of any Encumbrances other than Permitted Encumbrances, in and to, or has valid and enforceable rights or licenses to use each material item of, Intellectual Property owned or used by the Company or any of the Subsidiaries in the operation of the Business as conducted on the date hereof (the “Company Intellectual Property”), except that this clause (x) shall be qualified to the Knowledge of the Company as related to any patents, patent applications and patent disclosures and licenses granted to the Company by third Persons, and (y) except as set forth on Schedule 3.17(a), is not subject to any restrictions or limitations regarding the use of the Company Intellectual Property.

(b) Except as set forth on Schedule 3.17(b), neither the Company nor any Subsidiary has (i) received written notice of any infringement by the Company or any of the Subsidiaries of the rights of any Person with respect to such Person’s Intellectual Property (including any demands or offers to license any Intellectual Property from any third parties) or (ii) to the Knowledge of the Company, infringed, misappropriated or otherwise violated (and, to the Knowledge of the Company, the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate) any Intellectual Property rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of the Company Intellectual Property owned by the Company or any of the Subsidiaries.

(c) Except as set forth in Schedule 3.17(c), to the Company’s Knowledge, no claim by any Person contesting the validity, enforceability, use, registration or ownership of any of the Company Intellectual Property owned by the Company and/or the Subsidiaries has been made, is currently outstanding or is threatened.

(d) All license agreements related to Intellectual Property material to the operation of the Business as currently conducted, other than standard, off-the-shelf license arrangements, are listed on Schedule 3.17(d). All license agreements relating to the Company Intellectual Property are in full force and effect and are valid and enforceable by and against the Company or a Subsidiary. Neither the Company nor any Subsidiary is in Default under any such license agreement, nor has received written notice or, to the Knowledge of the Company, oral notice of a Default under any license agreement relating to the Company Intellectual Property. Except as expressly set forth in Schedule 3.17(d), the consummation of the transactions contemplated hereby will not result in any Default under any license agreement relating to the Company Intellectual Property.

Section 3.18. Insurance. Schedule 3.18 contains a true, correct and complete list and description (including policy number, amount, and type of coverage) of all policies or binders of insurance maintained by the Company or any of its Subsidiaries on the Business, the Assets or the employees of the Company or any of its Subsidiaries and any written notice from any insurance company relating to a reservation of rights under any policy under which a claim has been made. All such insurance coverage is in full force and effect, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto and there is no existing Default or event which, with the giving of notice, lapse of time or both, would constitute a Default, by any insured thereunder. All premiums and other amounts due on such policies have been paid, and the Company and its Subsidiaries have complied with the provisions of such policies. Schedule 3.18 sets forth the most recent premium paid by the Company prior to the date hereof with respect to its Directors and Officers Liability Insurance Policy issued by Carolina Casualty Insurance Company for the period from July 22, 2005 to July 22, 2006.

Section 3.19. No Brokers; Financial Advisors. None of the Company, its Subsidiaries or any of their respective officers, directors or employees acting on behalf of the Company or any Subsidiary has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any Person, other than Newbury Piret & Co., Inc., which will result in the obligation of Kenexa Technology, the Company or any of their respective Affiliates to pay any financial advisory fees, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement and the transactions contemplated hereby.

Section 3.20. No Undisclosed Liabilities; Absence of Certain Changes.

(a) Except as otherwise disclosed on Schedule 3.20, there are no liabilities of the Company or any Subsidiary, whether accrued, contingent, unliquidated, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(i) liabilities provided for in the Audited Balance Sheet or disclosed in any notes thereto;

(ii) liabilities disclosed in this Agreement or on any Schedule to this Agreement; and

(iii) other liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) Except for leases for personal or real property entered into in the ordinary course of business, and except for instruments, arrangements or agreements referred to in this Agreement or disclosed in the Schedules hereto, neither the Company nor any Subsidiary has issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would have the effect of providing the Company or any Subsidiary with “off balance sheet” financing, including any sale-leaseback arrangements, “synthetic leases”, “GIC”s, “Synthetic GIC”s, shared trust arrangements and “off balance sheet” debt.

(c) Except as set forth in Schedule 3.20 or as otherwise contemplated or permitted by, or as a consequence of, this Agreement, since the Audited Balance Sheet Date until the date of this Agreement, (x) there has not occurred any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (y) the Company and each of the Subsidiaries has conducted the Business in the Ordinary Course, and (z) there has not been:

(i) any amendment to the Certificate of Incorporation or the certificate of incorporation, bylaws or other organizational document of any of the Subsidiaries;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) on any class of capital stock of the Company, or any redemption or repurchase by the Company of shares of its capital stock;

(iii) any split, combination, reclassification, or other modification of the terms of the capital interests of the Company or any of the Subsidiaries;

(iv) any sale, purchase, transfer, pledge or other disposition by the Company or any of the Subsidiaries of any material portion of their respective assets or properties not in the Ordinary Course or any damage, distribution or casualty loss exceeding $10,000 in the aggregate, not covered by insurance;

(v) any increase in the salary or other compensation payable to any of the employees or consultants (including its executive officers or directors) of the Company or any of the Subsidiaries, or the payment or commitment to pay any bonus, or other additional salary or compensation to any of the employees or consultants of the Company or any of the Subsidiaries, other than customary compensation increases awarded to its employees or consultants which have been awarded in the Ordinary Course;

(vi) any issuance, sale, delivery or grant of any options, warrants, subscriptions or other rights for any class of capital interests of the Company or any Subsidiary, or any securities convertible into or exchangeable or exercisable for shares of any class of capital interests of the Company or any Subsidiary;

(vii) any incurrence of any capital expenditure, obligation or other liability in connection therewith that is below, or in excess of, in any material respect, the Company’s budget, a copy of which has been provided to Kenexa Technology;

(viii) any acquisition by merger, consolidation or otherwise, or any agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(ix) any discharge or satisfaction of any material Encumbrance, material obligation or liability, other than current liabilities payable in the Ordinary Course;

(x) any change by the Company or any of the Subsidiaries in the cash management practices (it being understood that the use of cash to reduce Indebtedness will not result in a breach of this Agreement by the Company), accounting methods, principles or practices utilized by the Company or the Subsidiaries; or

(xi) any change by the Company or any of the Subsidiaries in their accounting or Tax accounting methods or practices, or any agreements, arrangements, or elections entered into or made with respect to Taxes;

(xii) any material amendment or termination of (or receipt of written notice of termination of) any Material Contract, Real Property Lease, contract in connection with Company Intellectual Property or contract in connection with Employee Plans, other than in the Ordinary Course of Business;

(xiii) any action that would have been a violation of Section 5.1 of this Agreement if this Agreement had been in effect since the Audited Balance Sheet Date; or

(xiv) any agreement or commitment entered into by the Company or any of the Subsidiaries to do any act described in clauses (i) through (xiii) above.

Section 3.21. Prohibited Payments. Neither the Company, its Subsidiaries nor any of their respective directors, officers, agents or employees has, during the last five years (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.22. Fairness Opinion. A true, correct and complete copy of the written opinion of Newbury Piret & Co., Inc., dated on or about the date hereof, received by the Company has been delivered to Kenexa Technology.

Section 3.23. Absence of Operations or Receipt of Fees from Outside the United States. The Company does not conduct business operations outside the United States and, to the Knowledge of the Company, does not receive administrative fees or other payments from entities located outside the United States.

Section 3.24. Full Disclosure. No representation or warranty or other statement made by the Company in this Agreement, any Transaction Document or otherwise in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. The Company has no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) that would have a Material Adverse Effect on the Company that has not been set forth in this Agreement or the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT, KENEXA TECHNOLOGY AND ACQUISITION SUB

Parent, Kenexa Technology and Acquisition Sub hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent, Kenexa Technology and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its assets. Each of Parent, Kenexa Technology and Acquisition Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub. Copies of the charter and bylaws of each of Parent, Kenexa Technology and Acquisition Sub, and all amendments thereto, heretofore delivered to the Company, are accurate and complete as of the date hereof.

Section 4.2. Authorization. Each of Parent, Kenexa Technology and Acquisition Sub has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent, Kenexa Technology and Acquisition Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of Parent, Kenexa Technology and Acquisition Sub of the transactions contemplated hereby and thereby have been duly approved by the respective boards of directors of Parent, Kenexa Technology and Acquisition Sub, and by Kenexa Technology as the sole shareholder of Acquisition Sub. No other corporate proceedings on the part of Parent, Kenexa Technology or Acquisition Sub are necessary to authorize this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party has been, or will be, duly executed and delivered by each of Parent, Kenexa Technology and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company, are, or will be, the legal, valid and binding obligations of each of Parent, Kenexa Technology and Acquisition Sub, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 4.3. Governmental Consents and Approvals; No Conflict or Violation.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities laws and except for the filing and recordation of the Merger Certificate as required by the DGCL, no consent, approval, authorization of or notice of, declaration to or filing or registration with, any Governmental Authority is required to be made or obtained by Parent, Kenexa Technology, Acquisition Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent, Kenexa Technology and Acquisition Sub of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such permits, authorizations, consents and approvals would not have a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub.

(b) Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent, Kenexa Technology or Acquisition Sub with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Parent, Kenexa Technology or Acquisition Sub, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Kenexa Technology or Acquisition Sub is a party or by which Parent, Kenexa Technology, Acquisition Sub or any of their assets may be bound or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order or Regulation, except in the case of each of clauses (ii) and (iii) above, for such violations, Defaults, terminations or accelerations which would not have, either individually or in the aggregate, a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub.

Section 4.4. No Prior Activities. Acquisition Sub was incorporated on December 13, 2005. Except for obligations incurred in connection with its incorporation or organization or the transactions contemplated by this Agreement, Acquisition Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Acquisition Sub has no assets and has not generated any revenues.

Section 4.5. Financial Ability. Parent has, and shall cause Kenexa Technology and Acquisition Sub to have, all funds necessary to consummate the transactions contemplated by this Agreement, including, making the payments contemplated in Article II hereof. As of the date of this Agreement, Parent has no knowledge of any facts or circumstances that are reasonably likely to result in the funds not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement on the Closing Date.

Section 4.6. Compliance with Law. Each of Parent, Kenexa Technology and Acquisition Sub is in compliance with all Regulations and Court Orders, except for any such failure to be in compliance that would not have a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub. There is no Action pending or, to the actual knowledge of Parent, Kenexa Technology and Acquisition Sub, threatened against Parent, Kenexa Technology or Acquisition Sub, except for any such Action that would not have a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub.

Section 4.7. Brokers. None of Parent, Kenexa Technology, Acquisition Sub or any of their respective officers, directors, or employees has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any

Person which will result in the obligation of Parent, the Company, the Surviving Corporation or any of their respective Affiliates to pay any financial advisory fee, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement or as described on Schedule 5.1, during the period from the date hereof through the Effective Time, the Company will conduct its and its Subsidiaries’ operations in the Ordinary Course of Business and use its best efforts to preserve intact its and its Subsidiaries’ current business organizations, and use its best efforts to keep available the services of employees and preserve its and its Subsidiaries’ relationships with parties to Material Contracts and others having business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 5.1, during the period from the date hereof through the Effective Time, the Company will not, and will not permit its Subsidiaries to, without the prior written consent of Kenexa Technology, which consent shall not be unreasonably delayed or withheld:

(a) amend its Certificate of Incorporation or bylaws or amend the certificate of incorporation, bylaws or other organizational documents of any of its Subsidiaries;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including any options or appreciation rights), except for the issuance and sale of Shares pursuant to options or warrants and set forth on Schedule 3.4;

(c) (i) change any shares, or class or series of shares, into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the Shares, make any other actual, constructive or deemed distribution in respect of the Shares or otherwise make any payments to the Equityholders in their capacity as such, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees, in each case in the Ordinary Course of Business, or (iv) create or suffer to exist any Encumbrance upon any of its or its Subsidiaries’ Assets, except for Permitted Encumbrances;

(f) except as may be required by law, enter into, adopt or amend or terminate any Employee Plan or any other bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any Subsidiary in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any Subsidiary or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent the Company or any Subsidiary from increasing annual compensation and/or providing for or amending bonus arrangements for non-executive employees in the Ordinary Course of compensation reviews to the extent that any such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary;

(g) acquire, sell, lease or dispose of any fixed assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate;

(h) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(i) (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein or (ii) authorize any new capital expenditure or expenditures which individually is in excess of $50,000 or in the aggregate are in excess of $200,000;

(j) settle or compromise any pending or threatened suit, action or claim, the settlement or compromise of which provides for covenants that restrict the Company’s or its Subsidiaries’ ability to operate or compete or would have a Material Adverse Effect on the Company;

(k) make any change to the accounting or Tax accounting methods or practices of the Company or any Subsidiary, or enter into or make any agreements, arrangements or elections with respect to Taxes;

(l) revalue in any material respect any of the Assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business;

(m) change any of the Company’s or its Subsidiaries’ current practices, policies or procedures with respect to the timing of collection of accounts receivable from, billing of or terms with, or pricing and payment terms offered to, customers or vendors;

(n) amend or terminate any existing Material Contract, lease relating to Leased Real Property, or contract in connection with Intellectual Property, or enter into any new Material Contract, lease relating to Leased Real Property, or contract in connection with Intellectual Property, except in the Ordinary Course of Business and except as permitted pursuant to this Section 5.1;

(o) fail to fund each Employee Plan in accordance with the terms of each such plan, including, with respect to benefits accrued or claims incurred through the Effective Time, the payment of applicable premiums on any insurance contract funding an Employee Plan for coverage provided through the Effective Time;

(p) take or agree in writing or otherwise to take any of the actions described in Section 5.1(a) through (o) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

Section 5.2. Stockholder Approval. Within one (1) Business Day of the date of this Agreement, the Company shall seek the Stockholder Approval by a majority in voting power of the issued and outstanding capital stock of the Company in the form of a written consent pursuant to Section 228(a) of the DGCL subject to any applicable fiduciary obligations of the board of directors of the Company.

Section 5.3. Stockholder and Option Holder Notices and Disclosure.

(a) The Company, as promptly as practicable after the execution and delivery of this Agreement, shall deliver to each Stockholder and Option Holder an information statement describing the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents. The information statement shall:

(i) describe the consideration to be received by Stockholders and Option Holders and the assumption by each such party of indemnification obligations under Article VIII;

(ii) if necessary, disclose sufficient information regarding the Change In Control Amount in a manner consistent with the regulations under Section 280G of the Code; and

(iii) with respect to the Stockholders, constitute: (A) notice under section 228 of the DGCL of action by partial written consent of stockholders and (B) notice of the availability of appraisal rights under section 262 of the DGCL.

The Company may deliver the information statement described in this Section 5.3 to each Option Holder simultaneously with the notice and Option Cancellation Agreement described in Section 2.11.

(b) The Company shall provide Kenexa Technology the opportunity to review and comment upon each notice, statement, form of consent or other document to be delivered pursuant to this Agreement to Stockholders and Options Holders prior to such delivery, and the

Company shall incorporate such reasonable comments into any such notice, statement, form of consent or the other document.

Section 5.4. Notices Regarding Dissenting Shares. In the event that there are any Dissenting Shares, the Company shall, within the time period required by law and, in any event, prior to the Closing, deliver the notice required pursuant to Section 262 of the DGCL, and take or cause to be taken such actions as may be necessary and appropriate with regard to the Dissenting Shares.

Section 5.5. Access to Information.

(a) Between the date hereof and the Effective Time, the Company will provide Parent, Kenexa Technology, Acquisition Sub and their authorized representatives with reasonable access, in light of the nature of the Company’s Assets and the operations of its Business, during normal business hours to the Facilities, properties and Assets of the Company and its personnel, representatives, books and records, contracts and Tax Returns; provided, that Parent, Kenexa Technology and Acquisition Sub agree that such access will give due regard to minimizing interference with the operations, activities and employees of the Company.

(b) Between the date hereof and the Effective Time, the Company shall furnish to Kenexa Technology and its authorized representatives such financial and operating data and other information with respect to the Business and properties of the Company and its Subsidiaries as Kenexa Technology may from time to time reasonably request, including, within five (5) Business Days after they are made available to the Company’s board of directors and in no event more than ten (10) Business Days after they become available, any monthly management reports.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 shall require the Company or its Affiliates to disclose any information to Kenexa Technology if such disclosure would be in violation of applicable Regulations or agreements.

(d) Parent, Kenexa Technology and Acquisition Sub will hold and will cause their representatives and Affiliates to hold in confidence all documents and information furnished to them in connection with this Agreement and the transactions contemplated hereby pursuant to the terms of that certain Non-Disclosure Agreement dated September 12, 2005 between Parent and the Company.

Section 5.6. Approvals and Consents. Each of the parties shall, as applicable to such party, make all filings with and provide all notices to all appropriate Governmental Authorities and use its efforts, as set forth below, to obtain all consents, waivers, approvals, authorizations or orders, including (i) all regulatory rulings and approvals of any Governmental Authority and (ii) all actions, consents, approvals or waivers set forth on Schedule 6.3(c), in connection with the consummation of this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall use their respective reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary in order to obtain, as promptly as possible, all consents and approvals required to be obtained from any Governmental Authority in order to execute and deliver this Agreement in accordance with its terms and conditions. In the event that Kenexa Technology, the Company or their respective Affiliates shall fail to obtain any such approval or consent described in clause (i) or (ii) hereof, it shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Kenexa Technology, the Company, the Surviving Corporation or their respective Affiliates resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such approval or consent.

Section 5.7. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Regulations or otherwise to consummate and make effective this Agreement and the transactions contemplated hereby, including (i) contesting any legal proceeding seeking to enjoin the Merger and (ii) executing any additional instruments necessary to consummate this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement and the Transaction Documents, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.8. Employee Benefits. Parent or Kenexa Technology will provide, or will cause the Surviving Corporation to provide, the employees of the Company and its Subsidiaries as of the Effective Time, for a period ending on the first anniversary of the Effective Time, with compensation and employee benefits of the type described in Schedule 3.16(b)(i) (other than Terminated Plans) which in the aggregate are at least substantially comparable to those currently provided by the Company and its Subsidiaries to their employees. Except as provided in the preceding sentence, nothing contained herein shall be construed as requiring Parent, Kenexa Technology or the Surviving Corporation to continue any specific employee benefit plan. Nothing in this Agreement requires Parent, Kenexa Technology or the Surviving Corporation to continue the employment of any specific Person after the Closing.

Section 5.9. Public Announcements. On and after the date hereof and through the date that is ninety (90) days after the Effective Time, Kenexa Technology and the Company (or after the Effective Time, the Representative) shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Regulations.

Section 5.10. Indemnification of Officers.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall comply with all obligations of the Company in existence or in effect as of the date hereof, under applicable Regulations, its Certificate of Incorporation, bylaws or by contract, to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Regulations to, each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Officers”) against all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement payments (to the extent such settlements are made with the prior written approval of Kenexa Technology or the Surviving Corporation, which approval shall not be unreasonably withheld) or Liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Officer is or was an officer or director of the Company or a Subsidiary and pertaining to any fact or circumstance existing or occurring at or before the Effective Time and whether or not such claim, demand, action, suit, proceeding or investigation is asserted or claimed prior to, at or after the Effective Time. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.10 shall apply without limitation to acts or omissions, other than illegal acts or acts of fraud, or alleged acts or omissions, other than illegal acts or acts of fraud, by the Indemnified Officers in their capacities as officers or directors, as the case may be; provided, however, that no Indemnified Officer shall have any right to indemnification against the Surviving Corporation in respect of any payments made by such Indemnified Officer as an Indemnitor (as defined in Section 8.4(b)) relating to a breach of any representation or warranty contained in this Agreement or any certificate delivered pursuant hereto; provided, further, the Indemnified Officer to whom such expenses are advanced provides an unsecured undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such Indemnified Officer is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable law or the Certificate of Incorporation shall be made by independent counsel selected by the Surviving Corporation. This Section 5.10 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under any agreement with the Company or any Subsidiary or under the Company’s or any such Subsidiary’s organizational documents.

(b) On or prior to the Closing, Kenexa Technology or the Surviving Corporation shall purchase and maintain an extended reporting period endorsement or tail coverage with respect to the Company’s directors’ and officers’ liability insurance described in Section 3.18 covering the Indemnified Officers for claims against them in such capacity arising out of events or occurrences that occurred on or prior to the Effective Time and made within three (3) years of the Effective Time.

Section 5.11. Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for all periods ending on or prior to the Closing Date. The Surviving Corporation shall permit the Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. Notwithstanding anything contained in Article VIII, the Surviving Corporation shall be entitled to make prompt claim against, and shall be entitled to prompt payment from, the General Escrow Account for an amount equal to the Taxes due with respect to such Tax Returns; provided, however, the Surviving Corporation shall not be entitled to such claim and payment to the extent such Taxes are included in Closing Working Capital.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”). The Surviving Corporation shall permit the Representative to review and comment upon such Tax Returns. Notwithstanding anything contained in Article VIII, the Surviving Corporation shall be entitled to make prompt claim against, and shall be entitled to prompt payment from, the General Escrow Account for an amount equal to the Taxes due with respect to such Tax Returns with respect to the portion of the Straddle Period ending on the Closing Date; provided, however, the Surviving Corporation shall not be entitled to such claim and payment to the extent such Taxes are included in Closing Working Capital.

(b) Cooperation in Filing Tax Returns. Kenexa Technology, the Surviving Corporation and the Representative shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and any Subsidiary for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c) Allocation of Certain Taxes.

(i) If the Company or any Subsidiary is permitted but not required under applicable Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of any Taxes for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company and the Subsidiaries.

(d) Payment of Transfer Taxes and Fees. The Company shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(e) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company or any Subsidiary shall be terminated as of the day before the Closing Date and, from and after the Closing Date, none of the Company or any Subsidiary shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement for any past or future period.

Section 5.12. Notification of Certain Matters. Prior to the Closing, the Company shall give prompt written notice to Kenexa Technology of (a) the existence or occurrence, or failure to occur, of any fact or event of which it has Knowledge that would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement or in any other Transaction Document to be untrue or inaccurate at any time from the date of this Agreement to the Closing assuming such representation or warranty is made at such time; (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (c) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (d) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.13. No Solicitations. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its officers, directors, employees, investment bankers, consultants, representatives, advisors and other agents not to (i) solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Parent, Kenexa Technology, Acquisition Sub or any of their respective Affiliates) concerning any Alternative Transaction, or (ii) enter into any agreement, letter of intent or memorandum of understanding involving an Alternative Transaction or which could reasonably be expected to result in the Company or any of its Subsidiaries abandoning, terminating or failing to consummate the Merger or the other transactions contemplated hereby; provided, however, that, at any time prior to the receipt of the Stockholder Approval, if the Company receives a bona fide written offer regarding a transaction to acquire all or a substantial portion of the stock or assets of the Company, which was unsolicited and which did not otherwise result from a breach of this Section 5.13, the Company may furnish non public information with respect to the Company to the Person who made such offer and may participate in discussions regarding such offer if (A) the Board of Directors of the Company determines in good faith that failure to do so would violate its fiduciary duties to the Stockholders under applicable law, and (B) the Board of Directors of the Company determines in good faith that the transaction contemplated by the offer (taking into account all the terms and conditions of such offer and the Merger including any conditions to consummation and the likelihood of such transaction being consummated) is more favorable to the Stockholders from a financial point of view than the Merger.

Section 5.14. Amendment or Termination of Certain Agreements.

(a) The Company shall, as promptly as practicable following the execution of this Agreement, take all commercially reasonable actions to obtain the requisite consent or approval to terminate each of the KFI Agreement, the Softbank Agreement, the Costello Agreement, and the rights of Sofbank Capital Partners and its affiliates, as applicable, under the @viso Agreement, as of the Effective Time, and the Company hereby agrees that its execution of this Agreement shall constitute its consent to terminate the KFI Agreement, the Softbank Agreement, the Costello Agreement, and the rights of Sofbank Capital Partners and its affiliates, as applicable, under the @viso Agreement, as of the Effective Time.

(b) The Company shall, as promptly as practicable following the execution of this Agreement, take all commercially reasonable actions to assist Kenexa Technology in amending, and to obtain the requisite consent or approval to amend, each of the “change in control” agreements with those employees of the Company who are to be employed by the Surviving Corporation after the Effective Time. Each such amendment (each a “CIC Amendment”) shall provide that the “change in control” provisions shall only apply to the Merger and not to any transaction subsequent to the Merger (provided, that any such subsequent transaction occurring within one year after the Effective Time shall not affect the Surviving Corporation’s obligations arising in connection with the Merger) and shall be in a form reasonably acceptable to Kenexa Technology.

Section 5.15. Dissolution of Subsidiary. The Company’s Subsidiary, Hireworks, Inc., a Delaware corporation (“Hireworks”), was dissolved on November 14, 2005. Between the date of this Agreement and the Closing Date, the Company shall cause Hireworks to diligently pursue the discharge of its liabilities and the distribution to the Company (as the sole stockholder of Hireworks) of any remaining assets.

Section 5.16. Refer.com. The Company shall use its reasonable efforts to take such reasonable actions as may be requested by Kenexa Technology with regard to Refer.com, Inc., a Delaware corporation.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction at or before the Effective Time of the following conditions:

(a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, enjoins, restricts or makes illegal the consummation of the Merger;

(b) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other notices or approvals required to have been given to or obtained from any Governmental Authority prior to the Effective Time with respect to this Agreement and the transactions contemplated hereby shall have been either filed or received and shall be in full force and effect; and

(c) each of the directors of the Company shall have waived or forfeited, in a writing reasonably acceptable to the Company and Kenexa Technology, any Company Options granted to such director during the 2005 calendar year or which such director would have been entitled to receive pursuant to the terms of the Stock Option Plan.

Section 6.2. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company) at or before the Effective Time of the following conditions:

(a) the representations and warranties of Parent, Kenexa Technology and Acquisition Sub contained in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Kenexa Technology or Acquisition Sub;

(b) each of the covenants and obligations of Parent, Kenexa Technology and Acquisition Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time; and

(c) each of the documents described in Section 2.3(b) shall have been executed by Kenexa Technology and delivered to the Company;

(d) Parent and Kenexa Technology shall have delivered a legal opinion of Pepper Hamilton LLP, counsel to Parent and Kenexa Technology, substantially in the form attached hereto as Exhibit C and dated as of the Closing Date.

Section 6.3. Conditions to the Obligations of Parent, Kenexa Technology and Acquisition Sub. The respective obligations of Parent, Kenexa Technology and Acquisition Sub to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction (or waiver by Parent, Kenexa Technology and Acquisition Sub) at or before the Effective Time of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b) (i) each of the covenants and obligations of the Company to be performed or complied with at or before the Effective Time pursuant to Section 5.14 shall have been duly performed or complied with and (ii) each of the other covenants and obligations of the Company to be performed or complied with at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects, in each case at or before the Effective Time;

(c) the Company shall have obtained the consents and approvals and provided the required notices (or obtained waivers with respect thereto) listed on Schedule 6.3(c);

(d) the Dissenting Shares shall not represent in excess of three percent (3%) of the shares of Common Stock outstanding one (1) Business Day to the Closing Date;

(e) Kenexa Technology shall have received fully executed UCC-3 termination statements and other terminations, pay-offs (including all pay-off letters described in Section 2.9(b)) and/or releases, or, at Kenexa Technology’s option, assignments, necessary to terminate, release or (to the extent specified on Schedule 6.3(e)) assign, as the case may be, all Encumbrances set forth on Schedule 6.3(e);

(f) since the date of this Agreement, there shall have not been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(g) each of the documents set forth in Section 2.3(c) shall have been executed by the Company and delivered to Kenexa Technology;

(h) the Company shall have delivered a legal opinion of Goodwin Procter LLP, counsel to the Company, substantially in the form attached hereto as Exhibit D and dated as of the Closing Date;

(i) the Company shall have given, and provided to Kenexa Technology copies of, any notices required pursuant to Section 5.4;

(j) each of the employees of the Company and its Subsidiaries shall have executed and delivered to the Company, at the option of Kenexa Technology, either Kenexa Technology’s standard form of confidentiality, restrictive covenant, and invention assignment agreement as provided by Kenexa Technology to the Company prior to the date of this Agreement or the Company’s standard form of such agreement as provided by the Company to Kenexa Technology prior to the date of this Agreement;

(k) the Company shall have delivered to Kenexa Technology a release from each of Softbank Capital Partners LP, Softbank Capital LP, Softbank Capital Advisors Fund, SB Holdings (Europe) Ltd, Korn/Ferry International and Lars D. Perkins, in each case in a form to be mutually agreed upon by and between Kenexa Technology and the Company, releasing the Parent, Kenexa Technology, Acquisition Sub, the Company and the Surviving Corporation from any claims by each such Stockholder, duly executed by each such Stockholder;

(l) each of the KFI Agreement, Softbank Agreement, the Costello Agreement and the rights of Sofbank Capital Partners and its affiliates, as applicable, under the @viso Agreement shall have been terminated;

(m) Kenexa Technology shall have received each of the CIC Amendments; and

(n) the Company shall have delivered to Kenexa Technology true, correct and complete copies of any agreements between the Company and Ephox related to the “EditLive” product and such agreements shall be in form and substance reasonably acceptable to Kenexa Technology.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained:

(a) by mutual written consent of Kenexa Technology and the Company authorized by their respective boards of directors (or similar governing body) at any time prior to the Closing;

(b) by Kenexa Technology or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by January 31, 2006 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent, Kenexa Technology or Acquisition Sub set forth in this Agreement or in any Transaction Document, or if any such representation or warranty of Parent, Kenexa Technology or Acquisition Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Outside Date; or (ii) there shall have been a breach in any material respect by Parent, Kenexa Technology or Acquisition Sub of any of their respective covenants or agreements hereunder, and Parent, Kenexa Technology or Acquisition Sub, as the case may be, has not cured such breach within twenty (20) Business Days after written notice by the Company thereof; provided, that the Company has not breached any of its obligations hereunder;

(d) by Kenexa Technology if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or in any other Transaction Document, or if any such representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Outside Date; (ii) there shall have been a breach in any material respect by the Company of its covenants or agreements hereunder, and the Company has not cured such breach within twenty (20) Business Days after written notice by Kenexa Technology thereof; or (iii) the Company has breached its obligations under Section 5.13; provided, that Kenexa Technology has not breached any of its respective obligations hereunder; or

(e) by Kenexa Technology if (i) the Stockholder Approval is not obtained within one (1) Business Day of the date of this Agreement, or (ii) since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than liability of the Company, Parent, Kenexa Technology or Acquisition Sub, as the case may be, for a willful breach of any representation, warranty, covenant or agreement under this Agreement occurring prior to such termination; provided, however, nothing herein shall be deemed to waive any rights of specific performance of this Agreement available to any party. The provisions of Section 5.5(d), Section 5.9, this Section 7.2 and Article IX hereof shall survive any termination of this Agreement.

Section 7.3. Amendment. This Agreement may be amended by action taken by the parties hereto, provided that no amendment shall be made which requires the approval of the Equityholders under applicable law without such approval. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.4. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival of Representations. The representations and warranties of the parties contained herein shall survive the Merger until the date that is eighteen (18) months after the Effective Time (the “General Survival Date”). Any claims under this Agreement with respect to a breach of a representation or warranty must be asserted by written notice delivered prior to 5:00 P.M., Eastern Time, on the last Business Day of the applicable survival period and if such a notice is given, the survival period for such representation or warranty shall continue until the claim is fully resolved.

Section 8.2. Indemnification.

(a) Subsequent to the Effective Time, subject to the limitations described in Section 8.3 below, each Equityholder, severally (in accordance with Section 9.10) and not jointly, shall indemnify and hold harmless Parent, Kenexa Technology and their Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, shareholders, members, partners and agents (“Kenexa Indemnified Parties”) from and against any damage, claim, loss, cost, Liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, defense and settlement, and any other amounts required to be paid to or on behalf of an Indemnified Party pursuant to this Article VIII (collectively “Damages”), incurred by such Kenexa Indemnified Parties that are incident to, arise out of, in connection with or related to, whether directly or indirectly, (i) any misrepresentation or breach of any warranty of the Company contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement, (ii) any breach or non-performance by the Company or the Representative of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or the Representative pursuant to this Agreement, (iii) the amount of any Indebtedness other than the Oracle Loan in excess of the amount of the Funded Indebtedness, (iv) the amount of Transaction Expenses other than Permitted Transaction Expenses (whether incurred prior to or after the Effective Time) in excess of the amount set forth on the Transaction Expense Statement, (v) any failure to pay, properly calculate or properly withhold applicable amounts for Tax purposes with respect to payments made pursuant to Article II; (vi) the Dissenting Shares Reduction Amount; and (vii) any Tax imposed on or owed by the Company or any Subsidiary with respect to any taxable period or portion thereof ending on or before the Closing Date other than any Tax included in the Closing Working Capital. The General Escrow Amount (as may be reduced by pursuant to this Agreement) shall be the sole and exclusive recourse of Kenexa Indemnified Parties with respect to any Damages for which indemnification is provided pursuant to this Section 8.2(a), other than with respect to claims for Damages related to defects in the title of any shares of Common Stock or Company Options, or any Encumbrance on shares of Company Stock or Company Options; provided, however, that no Equityholder shall be liable for such Damages in excess of that portion of the Total Merger Consideration actually received by such Equityholder; provided further, that each Equityholder shall be solely liable for any Damages related to defects in the title to, or Encumbrances on, his, her or its shares of Common Stock or Company Options.

(b) Subsequent to the Effective Time, subject to the limitations described below, Parent, Kenexa Technology and the Surviving Corporation shall indemnify and hold harmless the Equityholders and their respective Affiliates and each of their respective officers, directors, employees, shareholders, members, partners and agents (“Equityholder Indemnified Parties”) from and against any Damages incurred by such Equityholder Indemnified Party that are incident to, arise out of, in connection with or related to, whether directly or indirectly (i) any breach of any representation or warranty of Parent, Kenexa Technology or Acquisition Sub contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent, Kenexa Technology or Acquisition Sub pursuant to this Agreement, (ii) any breach or non-performance by Parent, Kenexa Technology or Acquisition Sub of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent, Kenexa Technology or Acquisition Sub, or (iii) the operation of the business of the Parent, Kenexa Technology, the Surviving Corporation, or any of their subsidiaries.

(c) The term for “Damages” as used in this Article VIII is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. The amount of Damages shall be calculated as further provided in Section 8.7. No party hereto will be liable to another party hereunder for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim for which such party may be entitled to recover under this Agreement other than damages relating to a claim for actual fraud, intentional misrepresentation or active concealment.

Section 8.3. Limitation on Indemnity.

(a) Notwithstanding Section 8.2(a), except in the case of Damages arising out of or in connection with a breach of the provisions of Section 2.13, the Equityholders shall not have any obligation to indemnify a Kenexa Indemnified Party under Section 8.2(a) unless and until the aggregate of all Damages suffered by all such Kenexa Indemnified Parties hereunder exceeds $150,000 (the “Aggregate Loss Threshold”), whereupon, the Equityholders shall be liable to indemnify the Kenexa Indemnified Parties for all Damages, without regard to the Aggregate Loss Threshold.

(b) Notwithstanding anything in this Article VIII to the contrary, no Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from any Indemnitor for any Damages relating to any matter arising under the provisions of this Agreement, to the extent that any such Indemnified Party or its successors and assigns had already recovered Damages with respect to the same matter pursuant to any other provision of this Agreement, and such Indemnified Parties shall be deemed to have waived and released any claims for such Damages and shall not be entitled to assert any such claim for indemnification for such Damages. Without limiting the generality of the foregoing, the operation of Section 2.13 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of the Closing Working Capital, and no Kenexa Indemnified Party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of representation or warranty or otherwise other than for breaches of Section 2.13.

(c) Any payments made pursuant to this Article VIII shall constitute an adjustment to the Total Merger Consideration for Tax purposes and shall be treated as such by Parent, Kenexa Technology, the Company, Acquisition Sub and the Surviving Corporation on their Tax Returns to the extent permitted by law.

Section 8.4. Notice of Claims.

(a) Any Kenexa Indemnified Party or Equityholder Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the relevant limitation period provided for in Section 8.1 above, give (i) in the case of indemnification sought by any Equityholder Indemnified Party, to Kenexa Technology, and (ii) in the case of indemnification sought by any Kenexa Indemnified Party, to the Representative, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure.

(b) Any party or parties obligated to provide indemnification hereunder (the “Indemnitor”), acting through Kenexa Technology, in the case of indemnification sought by any Equityholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Kenexa Indemnified Party, shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay (or provide written instructions to the Escrow Agent to pay) such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within fifteen (15) days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the parties shall thereupon proceed to pursue any and all available remedies at law. If the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then the Indemnified Party shall be entitled to receive from the General Escrow Account the amount set forth in the Claim Notice, and Kenexa Technology and the Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver such amount (up to the maximum amount contained in the General Escrow Account) to such Indemnified Party.

(c) Notwithstanding the foregoing, the provisions of this Section 8.4 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims are provided for by Section 8.6.

Section 8.5. Mitigation; Exclusivity of Remedy. Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article VIII, an Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages. From and after the Closing, the remedies in this Article VIII shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief. Notwithstanding the foregoing provisions of this Section 8.5, no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law, or actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto, and such rights, claims, causes of action or remedies shall not be limited to the General Escrow Account.

Section 8.6. Third Person Claims. If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify (i) Kenexa Technology, in the case of indemnification sought by any Equityholder Indemnified Party, or (ii) the Representative, in the case of indemnification sought by any Kenexa Indemnified Party, in writing of such claims, setting forth such claims in reasonable detail and providing copies of any written documentation provided by the third Person in connection with its claims. The Indemnitor (acting through Kenexa Technology, in the case of indemnification sought by any Equityholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Kenexa Indemnified Party) shall have fifteen (15) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party such that a joint representation of both parties would be inappropriate under applicable standards of professional conduct, the Indemnitor shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor does not notify the Indemnified Party in writing within fifteen (15) days after receipt of the Indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall pay the Indemnified Party’s expenses as and when incurred. The Indemnitor shall not, except with the consent of the Indemnified Party (which will not be unreasonably withheld), enter into any settlement or consent to entry of any judgment that (A) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim (and any potential similar or analogous claims), (B) involves non-monetary relief or remedy, including any restrictions on the Indemnified Party’s ability to operate or compete, or (C) exceeds the remaining amount in the General Escrow Account.

Section 8.7. Calculation of Damages. The amount of any Damage for which indemnification is provided shall be (i) net of any reserves or current liabilities set forth on the Form Working Capital Statement setting forth the final and binding Closing Working Capital and (ii) net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Damages (net of any deductibles), provided that the amount of Damages shall be increased by the amount of any Taxes actually paid by any Indemnified Party as a result of such amounts recovered under insurance policies. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and third party indemnitor or contributor. The Indemnitor shall pay the Indemnified Party’s expenses pursuant to this Section 8.7 as and when incurred. The Indemnified Party shall use its commercially reasonable efforts to seek recoveries under insurance policies and shall reimburse the Indemnitor for any Damage indemnified by the Indemnitor, which is subsequently recovered by the Indemnified Party under any such insurance.

Section 8.8. Appointment of the Representative.

(a) Representative hereby agrees to serve as the representative of the Equityholders pursuant to this Section 8.8 and a Representative Agreement substantially in the form attached hereto as Exhibit E (the “Representative Agreement”). Representative shall have the full power and authority to make all decisions relating to the defense and/or settlement of any claims for which any Kenexa Indemnified Party may claim to be entitled to indemnity pursuant to this Article VIII or Section 5.11, all decisions and actions relating to the adjustment of the Total Merger Consideration pursuant to Section 2.13, all decisions as to disbursements from the General Escrow Account and otherwise to act on behalf of the Equityholders in all respects with respect to this Agreement and the other Transaction Documents, including the amendment or termination of such agreements. All decisions and actions by the Representative shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity or resignation of the Representative, a successor Representative shall be appointed in accordance with the provisions of the Representative Agreement.

(b) Neither Parent, Kenexa Technology, Acquisition Sub nor the Surviving Corporation shall have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Representative as between the Representative and the Equityholders. Parent, Kenexa Technology, Acquisition Sub and the Surviving Corporation hereby waive any claims they may have or assert, including those that may arise in the future, against either the Representative or any of its Affiliates that relate to the Representative’s role as such, including any claims for any action or inaction taken or not taken by such Representative in connection herewith.

(c) Each Equityholder that accepts payment of any consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have agreed that the provisions of this Article VIII shall be binding upon such Equityholder and the successors and assigns of such Equityholder.

(d) In addition, each Equityholder that accepts payment of any consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have acknowledged and agreed that neither he, she or it nor any of his, her or its respective Affiliates will have any claims or rights to contribution or indemnity from Parent, Kenexa Technology, Acquisition Sub, the Company, the Surviving Corporation or any of its Subsidiaries or any of the respective Affiliates of the foregoing Persons with respect to any amounts paid by any Equityholder pursuant to this Article VIII or Section 5.11 or any liabilities that such Equityholder may have for actual fraud, intentional misrepresentation or active concealment, provided, that nothing contained in this Section 8.8(d) shall be deemed to constitute a waiver or release by any Person of any rights to indemnification from the Company or the Surviving Corporation pursuant to the DGCL or the Certificate of Incorporation or bylaws of the Company or any applicable policy of director and officer liability insurance.

(e) Any notice or communication delivered by Parent, Kenexa Technology, Acquisition Sub or the Surviving Corporation to the Representative shall, as between Parent, Kenexa Technology, Acquisition Sub and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to all Equityholders. Parent, Kenexa Technology, Acquisition Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by the Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Representative. Parent, Kenexa Technology, Acquisition Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Equityholders in connection with any claims for indemnity unless given or made through the Representative.

(f) Limitation of Liability; Indemnification.

(i) Neither the Representative nor any of its directors, officers or stockholders, or any Affiliates of any of its directors, officers or stockholders, will have any liability to any Equityholder or to any other Person with respect to actions taken or omitted to be taken by the Representative, except that the foregoing shall not relieve the Representative of any liability to an Equityholder or to any other Person with respect to any action which is finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of the Representative and, in each case, subject to clause (ii) below.

(ii) In no event will the Representative be responsible for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business interruption, cost of capital or loss of business reputation or opportunity whatsoever arising out of this Agreement, even if the Representative has been advised of the possibility of such damages. The foregoing shall apply regardless of the negligence or other fault of any party and regardless of whether such liability arises in contract, negligence, tort, strict liability or any other theory of liability.

(iii) Each Equityholder hereby agrees to indemnify and hold harmless the Representative, its directors, officers and stockholders, and the Affiliates of any of such directors, officers and stockholders (the “Representative Parties”), from any Damages that a Representative Party may suffer or incur in connection with the performance of the Representative’s duties and obligations in connection with this Agreement and the Transaction Documents to which it is a party, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of such Representative.

Section 8.9. Disbursements from the Escrow Account.

(a) If any Kenexa Indemnified Party shall be entitled to recover any amounts from the General Escrow Account pursuant to this Agreement, Kenexa Technology and the Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver such amounts to Kenexa Technology (or any Person designated by Kenexa Technology). If, after the General Survival Date, there are any amounts remaining in the General Escrow Account, then, subject to Section 8.9(b) or Section 8.9(c), as applicable, each Equityholder shall be entitled to receive his, her or its pro rata share of such amounts, and Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds, to the Payment Agent, the Stockholders’ Portion of such amounts, and to the Surviving Corporation, the Option Holders’ Portion of such amounts; provided, however, that if prior to the General Survival Date, the Representative has received one or more Claim Notices in accordance with the terms of this Agreement which set forth indemnification claims under the terms of this Article VIII for Damages that are unresolved on the General Survival Date, then an amount equal to the lesser of (i) the amount of the aggregate Damages claimed in, and reasonably expected to be incurred in connection with, each such unresolved Claim Notice, or (ii) the amount remaining in the General Escrow Account, shall continue to be held by the Escrow Agent in the General Escrow Account to pay such claims and any other amounts associated therewith that are payable pursuant to this Article VIII until released in accordance with this Section 8.9(a); and provided further, from time to time promptly after final resolution of each such indemnification claim set forth in any such Claim Notice, the Representative and Kenexa Technology will authorize the Escrow Agent to disburse all amounts remaining in the General Escrow Account to the Payment Agent and the Surviving Corporation in the same manner as described above, subject to the condition that if at such time there remains unresolved any claim for Damages described in any Claim Notice, an amount equal to the lesser of (A) the amount of the aggregate Damages claimed in, and reasonably expected to be incurred in connection with, each such Claim Notice or (B) the amount remaining in the General Escrow Account shall be maintained in the General Escrow Account.

(b) Kenexa Technology and the Representative shall direct and cause the Payment Agent to transmit to each Stockholder his, her, or its respective portion of any amounts paid by the Escrow Agent to the Payment Agent pursuant to this Section 8.9, as adjusted for any

Damages that have been paid from the General Escrow Account with respect to which any Equityholder was severally, but not jointly, liable, promptly upon receipt of such amounts by the Payment Agent.

(c) Kenexa Technology shall cause the Surviving Corporation to pay to each Option Holder, in accordance with the withholding and payroll practices of the Surviving Corporation, his or her respective portion of any amounts paid by the Escrow Agent to the Surviving Corporation pursuant to this Section 8.9, as adjusted for any Damages that have been paid from the General Escrow Account with respect to which any Option Holder was severally, but not jointly, liable, promptly upon receipt of such amounts by the Surviving Corporation.

Section 8.10. Representative’s Fees and Expenses. The fees, costs and expenses reasonably incurred by the Representative in the performance of its obligations under this Agreement, including, without limitation, the fees, costs and expenses legal counsel, accountants, consultants and other representatives reasonably engaged by it, shall be paid out of the General Escrow Amount. The Representative shall provide Kenexa Technology with documentation substantiating the amount of such fees, costs, and expenses for which the Representative requests payment from the General Escrow Account and Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the General Escrow Account to the Representative, an amount equal to such fees, costs, and expenses.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided, however, that upon notice to the Representative and without releasing Parent, Kenexa Technology and Acquisition Sub from any of their obligations or liabilities hereunder, Parent, Kenexa Technology and Acquisition Sub may assign or delegate any or all of their respective rights or obligations under this Agreement to any Affiliate of Parent, Kenexa Technology or Acquisition Sub or, after the Closing Date, to any Person with or into which Parent, Kenexa Technology, or the Surviving Corporation merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the assigns of Parent, Kenexa Technology, Acquisition Sub or the Surviving Corporation, as applicable.

Section 9.2. Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 9.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by nationally-recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent, Kenexa Technology or Acquisition Sub:	Kenexa 650 East Swedesford Road Wayne, PA 19087
	Fax:	610.971.9181
	Attn.:	Donald F. Volk

with copies to:	Kenexa 120 West Weiuca Rd., Suite 109 Atlanta, GA 30342
	Fax:	404.843.3674
	Attn.:	Archie L. Jones, Jr.

	Pepper Hamilton LLP 300 Alexander Park Princeton, New Jersey 08543-5276
	Fax:	609.452.1147
	Attn.:	Michael P. Weiner, Esq.

if to the Company to:	Webhire, Inc. 91 Hartwell Avenue Lexington, MA 02421
	Fax:	781.869.5060
	Attn.:	Susanne M. Bowen, President & CEO

with a copy to:	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109
	Fax:	617.523.1231
	Attn.:	Jack B. Steele, Esq.

if to the Representative to:	Gazaway L. Crittenden 91 Hartwell Avenue Lexington, MA 02421
	Fax:	781.869.5060

with a copy to:	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109
	Fax:	617.523.1231
	Attn.:	Jack B. Steele, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4. Governing Law; Jurisdiction; Service of Process. This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the laws as to choice or conflict of laws, except to the extent that the DGCL shall govern the Merger and the Company and Acquisition Sub’s internal corporate affairs. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania or the Commonwealth of Massachusetts in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.3 above.

Section 9.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II, Section 5.11 and Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7. Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Documents, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with any due diligence investigation, or the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated. Upon the consummation of the Merger, the Surviving Corporation shall pay the fees and expenses of Parent, Kenexa Technology, Acquisition Sub and their Affiliates incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.8. Specific Performance. The parties hereby acknowledge and agree that the failure of the Company to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to Parent, Kenexa Technology and Acquisition Sub, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such the Company’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 9.9. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.10. Several Liability of Equityholders. The representations, warranties, covenants and indemnities of the Equityholders contained in this Agreement or in any agreement, certificate or instrument delivered by the Company or the Representative pursuant to this Agreement are several, not joint. The respective liabilities and obligations of the Equityholders with respect to such representations, warranties, covenants and indemnities shall be allocated pro rata based upon the relative percentage of the Total Merger Consideration to which each Equityholder is entitled pursuant to this Agreement; provided, however, if the liability or obligation arises under Section 8.2(a) as a result of a defect in title or an Encumbrance related to shares of Common Stock or Company Options, the liability or obligation shall be solely allocated to the particular Equityholder with the defect in title or Encumbrance related to his, her or its shares of Common Stock or Company Options.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

WEBHIRE, INC.

By:	/s/ Susanne M. Bowen
Name:	Susanne M. Bowen
Title:	President & Chief Executive Officer

[Signatures continue on following page.]

Signature page

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

KENEXA CORPORATION

By:	/s/ Nooruddin S. Karsan
Name:	Nooruddin S. Karsan
Title:	Chief Executive Officer

KENEXA TECHNOLOGY, INC.

By:	/s/ Nooruddin S. Karsan
Name:	Nooruddin S. Karsan
Title:	Chief Executive Officer

KENEXA ACQUISITION CORP.

By:	/s/ Nooruddin S. Karsan
Name:	Nooruddin S. Karsan
Title:	Chief Executive Officer

[Signatures continue on following page.]

Signature page

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

REPRESENTATIVE

/s/ Gazaway L. Crittenden
Gazaway L. Crittenden
solely as the Representative

Signature page

EXHIBIT A

FORM WORKING CAPITAL STATEMENT1

Current assets:
Cash, cash equivalents[2] and short-term investments	$
Accounts receivable, net of allowance	$
Prepaid expenses	$
Other current assets[3]	$
Total current assets	$
Current liabilities[4]:
Notes payable – short term[5]	$
Current portion of capital lease obligations	$
Accounts payable	$
Accrued expenses	$
Deferred Revenue	$
Total current liabilities	$
Working Capital:	$

[1]	Working Capital shall not include any accounts or liabilities owed by the Company to any of its Subsidiaries or by any of the Company’s Subsidiaries to the Company and/or any of the Company’s Subsidiaries. In addition, reserves reflected on the Form Working Capital Statement used to calculate the Estimated Working Capital and on the Form Working Capital Statement used to calculate the Closing Working Capital shall be calculated in a manner consistent with this Agreement and GAAP and in the Ordinary Course of Business, and no reserves reflected on the balance sheet for the year ended September 30, 2005 shall be reduced or eliminated except by reason of an actual payment, adjustments to vacation pay accruals, final settlement of pending litigation or final judgment in litigation, in each case in the Ordinary Course of Business.

[2]	Cash and cash equivalents shall be net of outstanding checks and overdrafts drawn by the Company. The amount of cash shall be reduced by the Aggregate Actual Option Exercise Price.

[3]	Other current assets shall not include any Tax assets except for sales Tax receivables from customers offsetting sales Tax liabilities included in Current Liabilities.

[4]	Current liabilities shall not include the current portion of any Funded Indebtedness to the extent such amount is paid at Closing pursuant to the Agreement.

[5]	Including, but not limited to, the Oracle Loan.

A-1

EXHIBIT B

EXAMPLE OF NOL ADJUSTMENT CALCULATION

Tax Year	Targeted NOL Amount ($000s)	Available NOL Amount ($000s)	Difference ($000s)	40% of Difference ($000s)	Discount Factor[6]	Discounted Amount ($000s)
2006	1,300	900	400	160	0.95675	153.1
2007	1,300	900	400	160	0.91538	146.5
2008	1,300	900	400	160	0.87579	140.1
2009	1,300	900	400	160	0.83792	134.1
2010	1,300	900	400	160	0.80168	128.3
2011	1,300	900	400	160	0.76701	122.7
2012	1,300	900	400	160	0.73384	117.4
2013	1,300	900	400	160	0.70211	112.3
2014	1,300	900	400	160	0.67175	107.5
2015	1,300	900	400	160	0.64270	102.8
2016	1,300	900	400	160	0.61490	98.4
2017	1,300	900	400	160	0.58831	94.1
2018	1,300	900	400	160	0.56287	90.1
2019	1,300	900	400	160	0.53853	86.2
2020	1,300	900	400	160	0.51524	82.4
2021	500	—	500	200	0.49296	98.6

Totals	20,000	13,500	6,500	2,600		1,814.6

					NOL Adjustment:	1,814.6

[6]	Based on the mid-term Applicable Federal Rate (AFR) for December 2005 of 4.52%.

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EXHIBIT C

FORM OF PARENT AND KENEXA TECHNOLOGY’S COUNSEL’S LEGAL OPINION

1. Kenexa Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of Pennsylvania.

2. Kenexa Technology, Inc. is duly incorporated and validly existing as a corporation in good standing under the laws of Pennsylvania.

3. Kenexa Acquisition Corp. is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

4. Except as contemplated by the Agreement, no consent, approval or authorization of or designation, declaration or filing with any federal, Pennsylvania, or Delaware governmental authority is required to be obtained or made by any of Kenexa Corporation, Kenexa Technology, Inc. or Kenexa Acquisition Corp. for (i) the execution and delivery of the Merger Agreement and the Transaction Documents, or (ii) the consummation of any transaction contemplated by the Merger Agreement and the Transaction Documents.

5. Each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. has the corporate power to execute and deliver each of the Merger Agreement and the Transaction Documents (to the extent it is a party thereto) and to perform its respective obligations thereunder. The execution and delivery by each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. of the Merger Agreement and the Transaction Documents (to the extent it is a party thereto) and the performance by each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp., and no further corporate proceedings on the part of any of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. are required in connection therewith. Each of the Merger Agreement and the Transaction Documents has been duly and validly executed and delivered by each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. and constitutes a valid and binding obligation of each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. (to the extent it is a party thereto), enforceable against each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.

6. The execution and delivery by each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. of the Merger Agreement and the Transaction Documents (to the extent it is a party) does not, and the performance by each of Kenexa Corporation, Kenexa Technology, Inc. and Kenexa Acquisition Corp. of its respective obligations thereunder will not, (a) violate Pennsylvania Law, the Delaware General Corporation Law or federal law, (b) violate any court order, judgment or decree specifically naming any of Kenexa Corporation, Kenexa Technology, Inc. or Kenexa Acquisition Corp. and known to us, or

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(c) violate the Charter or By-laws of any of. Kenexa Corporation, Kenexa Technology, Inc. or Kenexa Acquisition Corp.

7. Based solely upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Agreement and the acceptance of such certificate by the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the Delaware General Corporation Law.

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EXHIBIT D

FORM OF COMPANY’S COUNSEL’S LEGAL OPINION

1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of Delaware.

2. Restrac Securities Corp. (“Restrac”). is duly incorporated and validly existing as a corporation in good standing under the laws of Massachusetts.

3. The Company is duly qualified to do business as a foreign corporation and in good standing in the States of Massachusetts and Illinois

4. Except as contemplated by the Agreement, no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority is required to be obtained or made by either of the Company or Restrac for (i) the execution and delivery of the Merger Agreement and the Representative Agreement (individually, an “Agreement,” and collectively, the “Agreements), or (ii) the consummation of any transaction contemplated by the Agreements.

5. The Company has the corporate power to conduct the Business and own its properties as described in Schedule I hereto, execute and deliver the Agreements and perform its obligations thereunder. The execution and delivery by the Company of the Agreements and the performance by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, including, but not limited to, Stockholder Approval, and no further corporate proceedings on the part of the Company are required in connection therewith. Each of the Agreements has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.

6. The execution and delivery by the Company of the Agreements does not, and the performance by the Company of its respective obligations thereunder will not, (a) violate Massachusetts law, the Delaware General Corporation Law or federal law, (b) violate any court order, judgment or decree specifically naming the Company or Restrac and known to us, or (c) violate the Charter or By-laws of the Company or Restrac.

7. Based solely upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Agreement and the acceptance of such certificate by the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the Delaware General Corporation Law.

8. The Representative has the power to execute and deliver each of the Agreements and to perform its obligations thereunder. The execution and delivery by the Representative of the Agreements and the performance by the Representative of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the

D-1

Representative. Each of the Agreements has been duly and validly executed and delivered by the Representative and constitutes a valid and binding obligation of the Representative , enforceable against the Representative in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights.

9. The Company’s authorized capital stock consists of                      shares, of which                      shares of common stock are issued and outstanding (the “Shares”). The Company owns all of the issued and outstanding shares of capital stock of Restrac. Each of the Shares is not subject to, and the execution and delivery of the Agreements and the consummation of the transactions contemplated by the Agreements by the Company do not create, any Encumbrances under the Company’s charter, by-laws or the agreements set forth on Schedule II hereto, other than as set forth in restrictions under state and federal securities laws. None of such Shares has been issued in violation of any statutory preemptive rights or the agreements set forth on Schedule II hereto.

10. We are not representing either of the Company or Restrac in any pending litigation in which either or the Company or Restrac is a named defendant, or in any litigation that is overtly threatened in writing against it by a potential claimant, that challenges the validity or enforceability of, or seeks to enjoin the performance of the Agreements or the performance by the Company of its obligations thereunder.

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EXHIBIT E

FORM OF REPRESENTATIVE AGREEMENT

REPRESENTATIVE AGREEMENT

THIS REPRESENTATIVE AGREEMENT (this “Agreement”) is made and entered into as of December __, 2005, by and among Webhire, Inc., a Delaware corporation (the “Company”), the Equityholders of the Company who become parties to this Agreement by signing an instrument to that effect, Gazaway L. Crittenden, in his capacity as the representative and attorney-in-fact of the Equityholders (as defined below) (the “ Representative”), and Softbank Capital Partners LP, in its capacity as the Company stockholder designated to represent the Equityholders for certain purposes hereunder (the “Designated Stockholder”). All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Agreement and Plan of Merger, dated the date hereof, by and among the Company, Kenexa Corporation, Kenexa Technology, Inc. and the other parties thereto (the “Merger Agreement”).

RECITALS

Pursuant to the Merger Agreement, the Company has agreed to be acquired through a merger of Kenexa Acquisition Corp., a wholly owned subsidiary of Kenexa Technology, Inc., with and into the Company, with the Company as the Surviving Corporation. The Equityholders will receive cash consideration for their equity interests in the Company in accordance with the terms of the Merger Agreement.

Section 8.8 of the Merger Agreement provides that, effective upon the Closing, the Representative is appointed to represent the Equityholders with respect to all matters relating to the Merger Agreement post-Closing, and particularly with respect to claims against the portion of the Total Merger Consideration deposited in Escrow pursuant to the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT AND POWERS OF REPRESENTATIVE

Section 1.1 Appointment; Powers and Authority.

(a) Effective upon the Closing and without any further action by the Equityholders, the Representative will be and is appointed and constituted in respect of each Equityholder, as his, her or its agent, to act in his, her or its name, place and stead, as such Equityholder’s attorney-in-fact, to give and receive on behalf of the Equityholders any and all notices from or to any Equityholders hereunder, and the Representative is thus given and granted the power and authority to do and perform each such act and thing whatsoever that the Equityholders may be or are required to do pursuant to the Merger Agreement and this

Agreement (except matters relating to the disposition of an Equityholder’s own equity interest in the Company), in each such Equityholder’s name, place and stead, as if such Equityholder had personally done such act.

(b) Without limiting the generality of the foregoing, the Representative shall have the power and authority to:

(i) act on behalf of each such Equityholder with respect to the disposition, resolution, settlement or other handling of all matters arising in connection with the Working Capital Adjustment and NOL Adjustment for which provision is made under Sections 2.13-2.15 of the Merger Agreement, as well as claims for indemnification under Section 8.2 of the Merger Agreement;

(ii) authorize the distribution to Equityholders of any or all of the amounts held in the General Escrow Account pursuant to the Merger Agreement;

(iii) agree to, negotiate, enter into settlements and compromises of, demand arbitration of and comply with orders of courts and awards of arbitrators with respect to, the foreoing;

(iv) arbitrate, resolve, settle or compromise any claims affecting the interests of the Equityholders under the Merger Agreement;

(v) give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Representative may consider necessary or appropriate;

(vi) make, execute and deliver such amendments of and supplements to the Escrow Agreement or any other agreements, instruments or documents relating thereto that the Representative may consider necessary or appropriate and not materially and/or disproportionately adverse to the Equityholders’ interests thereunder, such authority to be conclusively evidenced by the execution and delivery thereof;

(vii) give any written direction to the Escrow Agent as the Representative may consider necessary or appropriate;

(viii) engage legal counsel, accountants, technical experts and such other professionals or third party experts as the Representative may consider necessary or appropriate to assist the Representative in connection with his duties and responsibilities under this Agreement, the Merger Agreement or the Escrow Agreement;

(ix) take all actions and do all things necessary and appropriate in the judgment of the Representative for the accomplishment of the foregoing.

Section 1.2 Appointment Irrevocable. Each of the Equityholders, by virtue of his, her or its receipt of consideration for his, her or its equity interest in the Company pursuant to the Merger, has confirmed and ratified the designation of the Representative as the representative of such Equityholder and as the attorney-in-fact and agent for and on behalf of such Equityholder with respect to any claims and other matters arising under the Merger Agreement. This power of attorney and all authority conferred hereby and by the Merger Agreement is granted and coupled with an interest and shall be irrevocable and shall not be terminated by any act of any Equityholder, by operation of law, whether by such Equityholder’s death, disability, protective supervision or any other event.

Section 1.3 Decisions Conclusive and Binding; Waiver. All actions, decisions and instructions by the Representative, made in accordance with the terms of this Agreement and the Merger Agreement, shall be final, conclusive and binding upon all of the Equityholders. Each Equityholder shall be deemed to have waived any and all defenses which may be available or to contest, negate or disaffirm any action of the Representative taken in good faith. Each Equityholder will be bound by all actions taken and documents executed by the Representative, in accordance with the terms of this Agreement and the Merger Agreement, and Kenexa Technology, Inc. and the Surviving Corporation will be entitled to rely on any action or decision of the Representative.

Section 1.4 No Separate Equityholder Action. No Equityholder shall be entitled to act independently with respect to any action relating to the Merger Agreement, the General Escrow Account and the other agreements and transactions contemplated thereby, and any and all such actions shall be taken solely by the Representative.

Section 1.5 Acceptance of Appointment. The Representative hereby accepts the appointment as Representative, all in accordance with the terms of this Agreement and the Merger Agreement.

ARTICLE II

LIMITATIONS ON DUTIES, PROTECTED RELIANCE, ETC.

Section 2.1 Limitations on Duties and Responsibilities.

(a) The Representative shall have no duties or responsibilities except those expressly set forth in this Agreement and the Merger Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Equityholder shall otherwise exist against the Representative. Neither the Representative nor any agent employed by the Representative shall be liable to any Equityholder, and no Equityholder shall have any cause of action against the Representative or any such agent, for any errors in judgment, negligence, oversight, breach of duty or otherwise arising from or relating to any action taken or not taken, decision made or not made or instruction given or not given by the Representative, except to the extent that it is finally determined in a court of competent jurisdiction that the acts or omissions of the Representative or agent involved fraud or willful misconduct.

(b) None of the provisions in this Agreement, the Merger Agreement or the Escrow Agreement shall be construed to require the Representative to expend or risk the Representative’s own funds or otherwise incur financial liability in the performance of any actions, or in the exercise of any of its rights and powers as provided in this Agreement or the Merger Agreement. Without limiting the generality of the foregoing, the Representative shall not be liable to any Equityholder in the event that the Representative declines to take any action in connection with any matter related to the Merger Agreement or General Escrow Account because the Representative believes there will not be adequate resources available to cover potential costs and expenses related to any such matter.

Section 2.2 Reliance on Documents, Statements, Etc. The Representative: (a) may rely upon and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other document believed by the Representative to be genuine and to have been signed or presented by the proper party or parties; (b) may assume that any person purporting to give any notice in accordance with the provisions of this Agreement, the Merger Agreement or any related agreement has been duly authorized to do so; (c) may consult with legal counsel, and any written advice or opinion of its legal counsel shall be full and complete authorization and protection with regard to the Equityholders in respect of any action taken or not taken by the Representative in accordance with such advice or opinion of counsel; and (d) may exercise any of the rights and powers, or perform any action pursuant to this Agreement, the Merger Agreement and/or any related agreement either directly or through agents or attorneys.

ARTICLE III

STOCKHOLDER COMMUNICATIONS

Section 3.1 Statement of Disbursements. The Representative shall deliver to each Equityholder a statement in connection with any disbursement to Equityholders from the General Escrow Account or other disbursement pursuant to the Merger Agreement a statement setting forth in reasonable detail the amount of such disbursement and the manner of its calculation. All disbursements and payments from the General Escrow Account shall be made by the Escrow Agent pursuant to terms of the Escrow Agreement, and the Representative shall not, under any circumstances, be responsible for making any such disbursements or payments.

Section 3.2 Designated Stockholder; Authority. Softbank Capital Partners LP is hereby designated as the Designated Stockholder for purposes of this Agreement. The Representative shall consult with the Designated Stockholder from time to time on matters relating to the performance of his duties hereunder. The Representative shall provide to the Designated Stockholder a summary in writing of (i) any claims made by Kenexa Technology, Inc., the Surviving Corporation or their affiliates under the Merger Agreement and the status of such claims, and (ii) the additions to and withdrawals from the General Escrow Account, if any. The Designated Stockholder may resign upon not less than ten (10) business days’ notice to the Representative, coupled with the appointment of a successor Designated Stockholder and an acceptance of such appointment by the successor in form and substance reasonably acceptable to the Representative.

ARTICLE IV

COMPENSATION AND EXPENSES; INDEMNIFICATION

Section 4.1 Compensation. The Representative will be entitled to compensation for services performed hereunder as follows: (a) a nonrefundable retainer in the amount of $30,000 (the “Retainer”) payable upon execution of this Agreement, and (b) $150 per hour for services rendered by the Representative under this Agreement up to 33 hours in any three-month period, and $250 per hour thereafter; provided, however, that all amounts payable under Section 4.1(b) with respect to the first 33 hours of service in any three-month period shall first be credited against the Retainer and, only if and when the amounts payable under Section 4.1(b) with respect to any three-month period exceed $5,000, shall any additional amounts under this Section 4.1(b) be paid to the Representative. The Representative shall submit an invoice to the Escrow Agent (with a copy to Kenexa Technology), within thirty (30) days after any period in which services are rendered pursuant to Section 4.1(b), which invoice shall be in reasonable detail and shall reflect any credit against the Retainer, as well as any expenses to be paid pursuant to Section 4.2. If Kenexa Technology does not object in writing to the Escrow Agent and the Representative, within twenty (20) days after receipt of such invoice, the Escrow Agent shall pay the amount of the invoice to the Representative from the General Escrow Account.

Section 4.2 Office Space. In consideration of the Representative’s agreement to serve in such capacity, the Surviving Corporation shall provide the Representative with an office, together with computer (with Internet access), unlimited telephone (with voicemail support), fax line and copier use, without charge, as long as the Representative continues to serve in such capacity. As long as the Surviving Corporation continues to maintain offices in the Company’s existing space at 91 Hartwell Avenue, Lexington, Massachusetts, such office and related facilities shall be the same as those currently in use by the Representative. If the Successor Corporation relocates, substantially equivalent office space and facilities shall be provided by the Successor Corporation to the Representative within a 50-mile radius of Boston.

Section 4.3 Expenses. All out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to terms of this Agreement, the Merger Agreement and the Escrow Agreement, including the hiring of legal counsel, accountants or other such similar professionals retained by the Representative in connection with the acceptance and administration of the Representative’s duties hereunder or under the Merger Agreement (“Costs and Expenses”) shall be paid from the General Escrow Account; provided, that in no event shall such Costs and Expenses chargeable to the General Escrow Account exceed [                    ].

Section 4.4 Indemnification. The Stockholders’ Representative shall be, and hereby is, indemnified and held harmless by each Equityholder, severally and not jointly, against any losses incurred without fraud or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder and under the Merger Agreement (the “Indemnifiable Losses”); provided, that the amount of any indemnification payment shall be reduced by the amount of any insurance recoveries received by the Representative.

ARTICLE V

TERMINATION; SUCCESSOR OR REPLACEMENT STOCKHOLDER REPRESENTATIVE

Section 5.1 Termination. This Agreement shall terminate and the Representative shall have no further responsibilities hereunder after all of the funds held in the

General Escrow Account have been distributed in accordance with this Agreement, the Merger Agreement and the Escrow Agreement.

Section 5.2 Succession or Replacement of Representative.

(a) The original Representative and any subsequent Representative may resign as Representative upon 60 days’ notice to the Designated Stockholder of such resignation. In the event of the resignation of the original Representative (or any successor Representative), the Designated Stockholder shall, within 45 days after notice from the Representative of such event, determine and designate a successor Representative. In the event that a successor Representative has not been appointed within such 45-day period, the Designated Stockholder shall serve as successor Representative.

(b) Neither the removal of any then-acting Representative pursuant to Section 5.2(b) nor the appointment of a successor Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing with respect to such removal and appointment, signed by the Designated Stockholder, together with an acknowledgment signed by such successor Representative appointed in such writing that he, she or it accepts the responsibility of successor Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Representative. Each successor Representative shall have all of the powers, authority, rights and privileges conferred by this Agreement upon the original Representative including the power of attorney set forth in Section 1.1, and the term “Representative” as used herein, in the Stock Purchase Agreement and the Escrow Agreement shall be deemed to include any interim or successor Representative.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the Parties at the following addresses or facsimile numbers:

If to the Representative, to:

Gazaway L. Crittenden

c/o Webhire (Kenexa)

91 Hartwell Ave.

Lexington, MA 02421

Fax: 781-869-4404

Gazaway L.Crittenden

33 High Street

Plainville, MA 02762

With a copy to:

gcrittenden@comcast.net

With a copy to:

John B. Steele, Esq.

Goodwin & Procter

53 State Street

Boston, MA 02109

Fax: 617-523-1231

If to the Company, to:

Webhire, Inc.

91 Hartwell Ave.

Lexington, MA 02421

Attn: Susanne M. Bowen, CEO

Fax: 781-869-6304

If to the Designated Stockholder, to:

Softbank Capital Partners LP

1188 Center Street

Newton, MA 02459

Attn: Steven Murray

Fax: 617-928-9304

With a copy to:

David Kimelberg, Esq.

Softbank, Inc.

1188 Center Street

Newton, MA 02459

If to Kenexa Technology, Inc., to:

Kenexa

650 East Swedesford Rd.

Wayne, PA 19087

Attn: Donald Volk, CFO

Fax: 610-971-9181

Kenexa

120 West Weiuca Rd., Suite 109

Atlanta, GA 30342

Attn: Archie L. Jones, Jr.

With a copy to:

Pepper Hamilton LLP

300 Alexander Park

Princeton, NJ 08543

Attn: Michael P. Weiner, Esq.

Fax: 609-452-1147

(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address[es] as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 6.2 Entire Agreement. This Agreement, the Escrow Agreement and the Merger Agreement contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions and agreements among the parties with respect to the subject matter hereof.

Section 6.3 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 6.4 Amendment. The parties may agree to the amendment or modification of this Agreement by an agreement in writing executed by the Representative and the Designated Stockholder; provided, however, that no right to which the Equityholders may be entitled shall be materially impaired by any amendment to this Agreement without the approval of a majority in interest of the Equityholders.

Section 6.5 Extension; Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 6.6 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 6.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or public policy, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein, acting reasonably.

Section 6.8 Governing Law. Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Pennsylvania. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the Commonwealth of Massachusetts or the federal courts of the District of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this Agreement, including contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement.

Section 6.9 Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party, except as otherwise provided in this Agreement. This Agreement shall at all times be construed so as to carry out the purposes stated herein. Time shall be of the essence.

Section 6.10 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

Gazaway L.Crittenden

WEBHIRE, INC.

By:
Susanne M. Bowen, President and CEO

KENEXA TECHNOLOGY, INC.

By:
Name:
Title:

SOFTBANK CAPITAL PARTNERS LP

By:	SOFTBANK CAPITAL PARTNERS LLC
Its General Partner

By:
Steven J. Murray, Admin. Member